SCHEDULE 14A

(RULE 14A-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE

SECURITIES EXCHANGE ACT OF 1934

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☐	Preliminary Proxy Statement

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to or Rule 14a-12

Pacific Capital Bancorp

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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1021 Anacapa Street

P. O. Box 60839

Santa Barbara, CA 93160-0839

Notice of the 2007 Annual Meeting of Shareholders

Date and Time:	Tuesday, April 24, 2007, at 10:00 a.m., Pacific time.

Place:	Lobero Theatre, 33 East Canon Perdido, Santa Barbara, California 93101

Items of Business	1. To elect 12 members of the Board of Directors, each for a term of one year.

2. Ratification of the selection of Ernst & Young LLP as the Company’s independent accountants; and

3. To transact such other business as may properly come before the Meeting, and any adjournment or postponement.

Record Date:	You can vote if you are a shareholder of record on February 23, 2007.

List of Shareholders:	During ordinary business hours on the ten days prior to the date of the Meeting, a list of shareholders entitled to vote at the Meeting will be available in the Secretary’s office at the Company’s headquarters for inspection by shareholders for any purpose related to the Meeting.

Mailing Date:	The proxy materials are being distributed to our shareholders on or about March 13, 2007, and include the Annual Report and Form 10-K, Notice of Annual Meeting, Proxy Statement, and proxy or voting instruction card.

Proxy Voting:	It is important that your shares be represented and voted at the Meeting. You can vote your shares by completing and returning your proxy card. Most shareholders also have the options of voting their shares on the Internet or by telephone. If Internet or telephone voting is available to you, voting instructions are printed on your proxy card or included with your proxy materials. You can revoke a proxy at any time prior to its exercise at the Meeting by following the instructions in the accompanying Proxy Statement.

By Order of the Board of Directors,

Carol Zepke

Senior Vice President & Corporate Secretary

Proxy Statement

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1021 Anacapa Street

Post Office Box 60839

Santa Barbara, CA 93160-0839

Proxy Statement

Questions & Answers

Why did I receive these proxy materials?

We are providing these proxy materials in connection with the solicitation by the Board of Directors of Pacific Capital Bancorp, a California corporation, of proxies to be voted at our 2007 Annual Meeting of Shareholders and at any adjournment and postponement thereof.

You are invited to attend our 2007 Annual Shareholders’ Meeting on Tuesday, April 24, 2007, beginning at 10:00 a.m., Pacific Time. The Meeting will be held at the Lobero Theatre, 33 East Canon Perdido, Santa Barbara, CA 93101. This Notice of Annual Meeting, Proxy Statement, form of proxy and voting instructions are being mailed starting on or about March 13, 2007.

Who is entitled to Vote?

Shareholders who own Pacific Capital Bancorp common stock at the close of business on February 23, 2007 (the Record Date) are entitled to receive this notice and to vote their shares at the Meeting. As of the Record Date, there were 47,348,993 shares of common stock outstanding and entitled to vote.

What is the difference between holding shares as a shareholder of record and as a beneficial owner?

If your shares are registered directly in your name with our transfer agent, Mellon Investor Services, you are considered the “shareholder of record.” Pacific Capital Bancorp has sent the Notice of Annual Meeting, Proxy Statement, 2006 Annual Report and 10-K Report, and proxy card directly to you.

If your shares are held in a stock brokerage account or by a bank or other holder of record, you are considered the “beneficial owner” of shares held in street name. Your broker, bank or other holder of record, who is considered, with respect to those shares, the shareholder of record, has forwarded the Notice of Annual Meeting, Proxy Statement, 2006 Annual Report and 10-K Report, and proxy card directly to you. As the beneficial owner, you have the right to direct your broker, bank or other holder of record on how to vote your shares by using the voting instruction card included in the mailing or by following their instructions for voting by telephone or on the Internet.

How do I vote?

You may vote using any of the following methods:

By Mail

Be sure to complete, sign and date the proxy card or voting instruction card and return it in the prepaid envelope. If you are a shareholder of record and you return your signed proxy card but do not indicate your voting preferences, the persons named in the proxy card will vote the shares represented by that proxy as recommended by the Board of Directors.

If you are a shareholder of record, and the prepaid envelope is missing, please mail your completed proxy card to Pacific Capital Bancorp, c/o Mellon Investor Services, P.O. Box 3510, South Hackensack, N.J. 07606-9210.

By telephone or on the Internet

The telephone and Internet voting procedures established by Pacific Capital Bancorp for shareholders of record are designed to authenticate your identity, to allow you to give your voting instructions and to confirm that those instructions have been properly recorded.

You can vote by calling the toll-free telephone number on your proxy card. Please have your proxy card in hand when you call. Easy-to-follow voice prompts allow you to vote your shares and confirm that your instructions have been properly recorded. If you reside in the United States or Canada, dial 866-540-5760 and follow the instructions for telephone voting on the proxy card.

The Website for Internet voting is http://www.proxyvoting.com/pcbc. Please have your proxy card handy when you go online. As with telephone voting, you can confirm that your instructions have been properly recorded.

Telephone and Internet voting facilities for shareholders of record will be available 24 hours a day, and will close at 11:59 pm. Eastern Daylight Time on April 23, 2007.

The availability of telephone and Internet voting for beneficial owners will depend on the voting processes of your broker, bank or other holder of record. Therefore, we recommend that you follow the voting instructions in the materials you receive.

If you vote by telephone or on the Internet, you do not have to return your proxy card or voting instruction card.

In person at the Annual Meeting

All shareholders may vote in person at the Annual Meeting. You may also be represented by another person at the Meeting by executing a proper proxy designating that person. If you are a beneficial owner of shares, you must obtain a legal proxy from your broker, bank or other holder of record and present it to the inspectors of election with your ballot to be able to vote at the Meeting.

Your vote is important. You can save us the expense of a second mailing by voting promptly.

What do I do if I want to change my vote?

You may revoke your proxy and change your vote at any time before the polls close at the Meeting by submitting a properly signed proxy with a later date; voting by telephone or via the Internet (your latest vote is counted); or voting in person at the Meeting.

What shares are included on the proxy card?

If you are a shareholder of record, you will receive only one proxy card for all the shares you hold in:

•	certificate form
•	book-entry form
•	book-entry form in the Pacific Capital Bancorp Dividend Reinvestment Plan

If you are an employee,

•	book-entry form in the Pacific Capital Bancorp 401(k) Savings Plan
•	book-entry form in the Employee Stock Ownership Plan

If you hold shares in the Pacific Capital Bancorp 401(k) Savings Plan or the Employee Stock Ownership Plan (collectively, the Plans), your completed proxy card will serve as a voting instruction card for the trustee, Prudential Bank & Trust, FSB. If you do not vote your shares or specify your voting instructions on your proxy card, the administrator of the Plans or the trustee will vote your shares in favor of management’s recommendations. To allow sufficient time for voting by the trustee and the administrators of the Plans, your voting instructions must be received by April 19, 2007.

If you receive multiple proxy cards, your shares are probably registered differently or are in more than one account. Vote all proxy cards received to ensure that all your shares are voted. Unless you need multiple accounts for specific purposes, we recommend that you consolidate as many of your accounts as possible under the same name and address. If the shares are registered in your name, contact our transfer agent, Mellon Investor Services (888-835-2829); otherwise, contact your brokerage firm.

Is there a list of shareholders entitled to vote at the Annual Meeting?

The names of shareholders entitled to vote at the Meeting will be available at the Meeting and for ten days prior to the Meeting for any purpose germane to the Meeting. The list is available between the hours of 8:30 a.m. and 4:30 p.m. at our principal executive offices at 1021 Anacapa Street, Santa Barbara, CA, c/o Corporate Secretary.

What are the voting requirements to elect the Directors and to approve each of the proposals discussed in this Proxy Statement?

Proposal	Vote Required	Discretionary Voting Allowed?
Election of Directors	Plurality	Yes

Ratification of Selection of Ernst & Young LLP	Majority	Yes

The presence of the holders of a majority of the outstanding shares of common stock entitled to vote at the Annual Meeting, present in person or represented by proxy, is necessary to constitute a quorum. Abstentions and “broker non-votes” are counted as present and entitled to vote for purposes of determining a quorum. A “broker non-vote” occurs when a bank, broker or other holder of record holding shares for a beneficial owner does not vote on a particular proposal because that holder does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner.

If you are a beneficial owner, your bank, broker or other holder of record is permitted to vote your shares on the election of Directors and the ratification of Ernst & Young LLP as our independent registered public accounting firm, even if the record holder does not receive voting instructions from you.

Election of Directors

An affirmative vote plurality of the votes cast is required for the election of Directors. This means that the Director nominee with the most votes for a particular slot is elected for that slot. You may vote “for” or “withheld” with respect to the election of directors. Only votes “for” or “withheld” are counted in determining whether a plurality has been cast in favor of a Director. Abstentions will have no effect on the outcome of the election of Directors.

Ratification of Selection of Ernst & Young, LLP

An affirmative vote of a majority of the shares represented and voting is required to approve the ratification of the selection of Ernst & Young, LLP as our independent registered public accounting firm. Abstentions and, and will have the same effect as a vote “against” the proposal to approve the ratification of the selection of Ernst & Young, LLP as our independent registered public accounting firm, counted for purposes of satisfying the quorum requirement.

Could other matters be decided at the Annual Meeting?

If other matters are properly presented at the Meeting for consideration, the persons named in the proxy will have the discretion to vote on those matters for you. At the date this Proxy Statement went to press, we did not know of any other matters to be raised at the Meeting.

Can I access the Proxy Statement, Annual Report and Form 10-K on the Internet?

The Notice of Annual Meeting and Proxy Statement, the 2006 Annual Report and the Form 10-K (the proxy materials) are available on our web site at www.pcbancorp.com (follow the link to Investor Relations). Instead of receiving future copies of these documents by mail, shareholders can elect to receive an e-mail that will provide electronic links to them. Opting to receive your proxy materials online will save us the cost of producing and mailing documents to your home or business, and also will give you an electronic link to the proxy-voting site.

Shareholders of Record: If you vote on the Internet at www.proxyvoting.com/pcbc, simply follow the prompts for enrolling in the electronic proxy delivery service.

Beneficial Shareholders: If you hold your shares in a brokerage account, you also may have the opportunity to receive copies of the proxy materials electronically. Please check the information provided in the proxy materials mailed to you by your bank or broker regarding the availability of this service.

Who will pay for the cost of this proxy solicitation?

We reimburse brokers, nominees, fiduciaries and other custodians’ reasonable fees and expenses in forwarding proxy materials to shareholders. Employees do not receive additional compensation for soliciting proxies. We retained the services of Mellon Investor Services to assist us with soliciting proxies this year for $5,500 (plus out-of-pocket expenses).

Who will count the vote?

Representatives of our transfer agent, Mellon Investor Services, will tabulate the votes and act as inspectors of election. The Company has a policy of confidential voting that applies to all shareholders.

How can I find the voting results of the meeting?

We will announce preliminary voting results at the Meeting. Final results will be published in our quarterly report on Form 10-Q for the second quarter of 2007, which we will file with the Securities and Exchange Commission, or SEC. You may obtain a copy on the Internet through the SEC’s electronic data system called EDGAR at www.sec.gov or through our web site at www.pcbancorp.com.

Statement On Corporate Governance

The Pacific Capital Bancorp Board of Directors approved this Statement on Corporate Governance on September 24, 2003. The Statement, in conjunction with the Restated Certificate of Incorporation, By-Laws and Board Committee Charters, form the framework for governance of the Company. The Board of Directors believes that corporate governance is an evolving process and periodically reviews and updates this Statement on Corporate Governance.

Role of the Board of Directors. The Board of Directors oversees and provides policy guidance on the business and affairs of the Company. Annually, the Board participates in a strategic planning session with management to review the Company’s business plan, major long-term objectives and financial condition. The role of the Board includes:

•	Monitoring overall corporate performance, the integrity of the Company’s financial controls and the effectiveness of its legal compliance programs;

•	Overseeing management and plans for the succession of key executives;

•	Selecting, encouraging, advising and annually reviewing and addressing the compensation of the Chief Executive Officer (CEO);

•	Reviewing and adopting the Company’s long-term strategic direction and approving specific objectives;

•	Ensuring that necessary resources are available to pursue the strategies and achieve objectives;

•	Developing with management broad strategies for enhancing shareholder value;

•	Appointing special committees as appropriate from time to time.

Board Membership Criteria. Members of the Board of Directors should have the highest professional and personal ethics and values, consistent with the core values of the Company. Members are selected based on their character, judgment, and business experience, as well as their ability to add to the Board’s existing strengths. They should be able to provide insights and practical wisdom based on their experience and expertise; be committed to enhancing shareholder value; and have sufficient time to effectively carry out their duties. Their service on other boards of public companies should be limited to a reasonable number.

Director Independence. A majority of the Board consists of independent Directors, as defined by the rules of the NASDAQ Stock Market LLC (Nasdaq).

Selection of New Directors. Directors are elected annually by the stockholders at the Annual Meeting. The Board of Directors proposes a slate of nominees for consideration each year. Between Annual Meetings, the Board may elect Directors to serve until the next Annual Meeting. The Board Governance & Nominating Committee identifies, investigates and recommends prospective directors to the Board with the goal of creating a balance of knowledge, experience and diversity. Stockholders may recommend a nominee by writing to the Corporate Secretary specifying the nominee’s name and the qualifications for Board membership. All recommendations are brought to the attention of the Board Governance & Nominating Committee.

Board Size. The By-Laws provide that the number of Directors is determined by the Board. The Board’s size is assessed at least annually by the Board Governance & Nominating Committee and changes are recommended to the Board when appropriate. If any nominee is unable to serve as a Director, the Board may reduce the number of Directors or choose a substitute.

Term of Office. Directors serve for a one-year term or until their successors are elected. The Board does not have term limits, instead preferring to rely upon the retirement and evaluation procedures described herein as the primary methods of ensuring that each Director continues to act in a manner consistent with the best interests of the shareholders and the Company.

Director Retirement Policy. Directors may not stand for re-election after reaching age 72. Employee Directors may not serve as Directors once their employment with the Company ends.

An independent Director must tender his or her resignation for consideration by the Governance & Nominating Committee if there is a change in relevant circumstances (such as change of employment or residence or retirement), from that which existed at the time of the election of the Director.

Number and Composition of Board Committees. The Board has five standing committees: Audit, Executive, Governance & Nominating, Compensation, and Trust Oversight. With the exception of the Trust Oversight Committee, an Independent Director, as defined by Nasdaq rules, chairs the Board and its other standing committees. The Chair determines the agenda, the frequency and the length of the meetings and receives input from Board members. The Board and its Committees have access to management, information and independent advisors, as necessary and appropriate. The specific functions and duties of each Committee are described in their respective charter.

The Audit Committee Chair meets the financial expert standard as described in the Sarbanes-Oxley Act of 2002. In addition, all Audit Committee members meet the proposed requirement that they may not directly or indirectly receive any compensation from the Company other than their Directors’ compensation. The function of the Executive Committee is to dispose promptly of routine and/or emergency matters between regularly scheduled meetings of the full Board, but the current practice is to convene the full Board.

Executive Sessions. Independent Directors meet in executive sessions throughout the year including meeting annually to consider and act upon the recommendation of the Compensation Committee regarding the compensation and performance of the CEO.

Code of Ethics. The Board expects all Directors, as well as officers and employees, to display the highest standard of ethics, consistent with the principles that have guided the Company over the years. The Board expects Directors, officers and employees to acknowledge their adherence to the Company’s Code of Ethics. The Board’s Audit Committee periodically reviews compliance with this Code.

We have adopted a Code of Ethics governing activities by all directors, officers and employees. The Code of Ethics is available on our website at www.pcbancorp.com. In addition, printed copies of the Code of Ethics are available upon written request to: Pacific Capital Bancorp, c/o Corporate Secretary, 1021 Anacapa Street, Santa Barbara, CA 93101.

Any amendments or waivers to the Code of Ethics will promptly be disclosed by posting on our website. In addition, The Board has adopted an Ethics Policy that applies to the senior financial officers of the Company to ensure that the financial affairs of the Company are conducted honestly, ethically, accurately, objectively, consistent with best accounting practices and in compliance with all applicable governmental law, rules and regulations, which mandate that the CEO and CFO certify all published financial statements.

Succession Planning. Annually, the Chief Executive Officer reviews the succession plan and the state of management development with the Governance & Nominating Committee. The result of this review is reported to and discussed with the Board.

Board Compensation. The Compensation Committee sets and administers the policies that govern the level and form of directors’ compensation. Independent Directors receive compensation that is competitive and properly reflects objectives and performance. The compensation consists of cash and equity components. The Company does not have a retirement plan for independent Directors. Employee Directors are not paid additional compensation for their services as Directors. The Compensation Committee periodically reviews and recommends changes to Board compensation to ensure that the total compensation remains competitive and appropriate.

Board Access to Senior Management. Directors are encouraged and provided opportunities to talk directly to any member of management regarding any questions or concerns the Director may have.

Director Orientation and Education. The Company has and will continue to maintain an orientation program that consists of written material, oral presentations and site visits. New Directors are encouraged to attend meetings of all Board committees to acquaint themselves with the work and operations of each committee. In addition, the Governance & Nominating Committee has approved a program to provide for continuing Director education.

Evaluation of Board Performance. A Board assessment and director self-evaluation are conducted annually in accordance with an established evaluation process and includes performance on committees. The Governance & Nominating Committee oversees this process and reviews the assessment and self-evaluations with the full Board.

Chief Executive Officer Performance Review. The Chief Executive Officer meets annually with the Compensation Committee to develop appropriate goals and objectives for the year, which are then discussed with the entire Board. Independent directors meet in executive session to evaluate the performance of the CEO for the previous year after which the Chairman presents the results of the review to the CEO. The Compensation Committee uses this performance evaluation in considering the CEO’s compensation.

Management Performance and Compensation. The Compensation Committee reviews and approves the CEO’s evaluation of the top management team on an annual basis. The Board (largely through the Compensation Committee) evaluates the compensation plans for senior management and other employees to ensure they are appropriate, competitive and properly reflect objectives and performance.

Director Stock Ownership Guidelines. Each member of the Board is expected to hold, at a minimum, an amount of shares at any one time equivalent to five times the Director’s annual retainer fee. Any Director not meeting the minimum level as of the effective date of the policy has one year to bring his or her holdings up to this minimum level.

A new Board member must own a minimum of $1,000 worth of shares at the time of election to the Board. A new Board member has up to five years to attain the stock ownership requirement and is expected to acquire a minimum of one-fifth of the total required minimum each year.

Access to Independent Advisors. The Board and each Board committee have the right at any time to retain independent outside financial, legal or other advisors.

Board Agenda and Meetings. The Chairman, in consultation with the other members of the Board, determines the agenda, timing and length of the meetings of the Board. In addition to regularly scheduled meetings, unscheduled Board meetings may be called, upon proper notice, at any time to address specific needs of the Company. The Annual Meeting will be scheduled in conjunction with a regularly scheduled Board meeting. The Board expects all Directors to attend regularly scheduled meetings and the Annual Meeting, unless there are extenuating circumstances.

The Board meeting agenda provides opportunities for the operating heads of the major businesses of the Company to make presentations to the Board and to answer questions. Each year the Board reviews the long-term strategic plan for the Company and the principal issues that the Company expects to face in the future.

Reporting of Complaints/Concerns Regarding Accounting or Auditing Matters. The Company’s Board of Directors has adopted procedures, effective December 17, 2002, for receiving and responding to complaints or concerns regarding accounting and auditing matters. These procedures were designed to provide a channel of communication for employees and others who have complaints or concerns regarding accounting or auditing matters involving the Company.

Employee concerns may be communicated in a confidential or anonymous manner to the Audit Committee of the Board or to an employee’s immediate supervisor. A prompt investigation will be conducted. If the Audit Committee concludes that there is merit to the concern, the matter will be considered at the next Board meeting. The Board shall take whatever action it determines appropriate. This procedure is not an alternative to the Company’s employee grievance procedure.

External complaints are communicated to the Chief Financial Officer or to the Company’s internal auditor with a copy to the Audit Committee. Following a prompt investigation, a written report is submitted to the Audit Committee. If the Audit Committee determines that there is merit to the complaint, a report is forwarded to the Board for consideration at its next meeting.

Proposals Requiring Your Vote

Item 1. Election of Directors

At the 2007 Annual Meeting, 12 directors are to be elected to hold office until the 2008 Annual Meeting and until their successors have been elected and have qualified. With the exception of Lee E. Mikles, all nominees are now serving as directors of the Company and of its operating subsidiary, Pacific Capital Bank, N.A. The Board has determined that the following nine nominees are independent under the rules of Nasdaq: Edward E. Birch, Richard S. Hambleton, Jr., Roger C. Knopf, Robert W. Kummer, Jr., Gerald T. McCullough, Lee E. Mikles, Richard A. Nightingale and Kathy J. Odell. If any nominee is unable to serve, which is not now anticipated, the shares represented by all valid proxies will be voted for the election of such other person as the Board may nominate.

Mr. Richard Davis, a director since 1984, is retiring from the Board, effective April 24, 2007. He served on the Audit and Trust Oversight Committees, as well as serving as Board liaison on the IT Steering Committee. The Governance & Nominating Committee has authority to select and recommend candidates to the Board of Directors. The Committee selected Mr. Mikles to fill the vacancy left by Mr. Davis.

The Proxy Committee appointed by the Board of Directors intends to vote all proxies for the election of each of these nominees, unless you indicate on the proxy card that your vote should be withheld from any or all of the nominees. A plurality of votes cast is required for the election of Directors.

The Board of Directors unanimously recommends a vote FOR the election of these nominees as Directors.

Edward E. Birch

Chairman of the Board of Directors

Chairman of the Executive Committee

Director since 1983

Dr. Birch, 68, serves as independent Chairman of the Board of Pacific Capital Bancorp and its subsidiary, Pacific Capital Bank, N.A. Prior to April 24, 2004, he served as independent Lead Director and Chairman of the former Governance and Compensation Committee. He served as Executive Vice President of Westmont College in Santa Barbara, California, from 1993 to 2001, and was Vice Chancellor of the University of California, Santa Barbara, from 1976 to 1993. Dr. Birch also serves as Trustee of the Margaret C. Mosher Trust, President/CEO of the Mosher Foundation and is involved in a number of civic and community organizations. He is a member of the Board of Trustees of Westmont College, Cottage Health Systems and the Community Arts Music Association (CAMA).

Richard S. Hambleton, Jr.

Trust Oversight Committee Member

Compensation Committee Member

Director since 2001

Mr. Hambleton, 58, is a partner at Hoffman, Vance & Worthington, which he joined in 1976 as Management Associate and became a partner in 1979. Hoffman, Vance & Worthington manages agricultural and commercial property in Ventura and Santa Barbara counties. His professional associations include the Agricultural Leadership Associates and Founder and President of Ventura Maritime Foundation. Mr. Hambleton is a director of Ventura Pacific Company, a California cooperative.

D. Vernon Horton

Director since 1998

Mr. Horton, 67, is Vice Chairman of the Board of Pacific Capital Bancorp and Chairman of First National Bank of Central California, a brand of Pacific Capital Bank, N.A. His banking career began in 1964 with Valley National Bank in Salinas, California in various capacities, including lending, operations, business development, and Chief Executive Officer. He became Chief Executive Officer of First National Bank of Central California in 1984.

Roger C. Knopf

Governance & Nominating Committee Chairman

Audit Committee Member

Executive Committee Member

Director since 1998

Mr. Knopf, 66, is the President of Knopf Construction, Inc., a general building construction company located in Morgan Hill since 1976. He was a founding director (1983) and past Chairman of South Valley National Bank, a brand of Pacific Capital Bank, N.A. Mr. Knopf is a past President of the Santa Clara County Landowners Association and the Morgan Hill Rotary Club. He has served on many County of Santa Clara, City of Morgan Hill, and Morgan Hill Unified School District committees. Presently, he is Chairman of the Board of Regional Medical Center of San Jose and serves on the boards of two “Not For Profit” 501(c)(3) corporations: as President of Leadership Morgan Hill and Morgan Hill Rotary Club Endowment.

Robert W. Kummer, Jr.

Compensation Committee Member

Governance & Nominating Committee Member

Director since 2004

Mr. Kummer, 70, was the Chairman and Chief Executive Officer of Mellon 1st Business Bank from 1980 to 2000, which he co-founded in 1980. He served as a Director of Mellon 1st Business Bank from 1981 to 2003. He is currently a director and Chairman of the Audit Committee of SCPGA Golf Properties, Inc. and a director and Chairman of the Investment Committee of the Los Angeles Bio Medical Research Institute. He also serves on the advisory boards of Seidler Equity Partners LLP and Westmont College, and is a Trustee of The Fletcher Jones Foundation, a Trustee of Pomona College, and Chairman of the Board of Trustees of Woodbury University.

Clayton C. Larson

Executive Committee Member

Director since 1998

Mr. Larson, 60, is Vice Chairman of the Board of Pacific Capital Bancorp and President of First National Bank, a brand of Pacific Capital Bank, N.A. and has served in these positions since 1998. He began his banking career in 1972 with Valley National Bank in Salinas, California. Mr. Larson is currently serving on the Grants Committee for the Monterey Peninsula Foundation and Audit Committee for Community Hospital of the Monterey Peninsula. He previously served a 3-year term as Chairman of the Board of Trustees for Community Hospital of the Monterey Peninsula. He also serves on the Advisory Board for the Monterey Peninsula Chamber of Commerce and Leadership Monterey Peninsula.

John R. Mackall

Trust Oversight Committee Chairman

Executive Committee Member

Director since 2004

Mr. Mackall, 57, is a partner in Seed Mackall LLP, specializing in business matters and estate planning, which he co-founded in 1977. He has served as Chair of the Cottage Health Board of Directors and was a director of City Commerce Bank prior to its acquisition by Mid-State Bank. He is Chair of the Director’s Council of the Kavli Institute of Theoretical Physics at the University of California, Santa Barbara. He is also a director of the Alice Tweed Tuohy Foundation and The Volentine Family Foundation, and a member of the Board of Trustees of the William N. Pennington Foundation.

Gerald T. McCullough

Trust Oversight Committee Member

Director since 2001

Mr. McCullough, 71, has been a general contractor and developer in Hollister since 1966. He serves as a director of the YMCA of San Benito County. He has served as President of the Junior Chamber of Commerce, a director and President of the San Benito County Chamber of Commerce, President of the Hollister Elementary School Board, President of the Hollister Medical Foundation, President of the Hollister Rotary Club, and past District Governor of Rotary International.

Lee E. Mikles

Mr. Mikles, 51, is President & CEO of FutureFuel Corporation (formerly Viceroy Acquisition Corporation), a public biodiesel company, since its inception. Previously, Mr. Mikles was the chairman and founder of Mikles/Miller Management, Inc., a registered investment adviser and home to the Kodiak family of funds. The firm, headquartered in Los Angeles, CA, managed institutional capital worldwide. Mr. Mikles also headed Mikles/Miller Group, an affiliate of Shearson Lehman Brothers and was a first vice president with Drexel Burnham Lambert from 1981 through 1989. He is a director of FutureFuel Corporation (London Stock Exchange), and Boss Holdings, Inc. (Nasdaq) and chairs its audit committee. He also served as a director of Imperial Bank (NYSE), NelNet Corporation (NYSE), Coastcast Corporation (NYSE), Official Payments (Nasdaq), and Centerspan Corporation (Nasdaq).

Richard A. Nightingale

Audit Committee Chairman

Governance & Nominating Committee Member

Executive Committee Member

Director since 2000

Mr. Nightingale, 59, is President and Board Chairman of Damitz, Brooks, Nightingale, Turner & Morrisset, Certified Public Accountants and Consultants and has served in those positions since 1986. He began his accounting career in 1971, and in 1973, joined the Santa Barbara office of the international accounting firm of Arthur Andersen & Co. Mr. Nightingale was certified in 1976 and was promoted to Tax Manager in 1977. In 1982, he joined Earl Damitz and Thomas Brooks to form the current firm. He is a member of the American Institute of Certified Public Accountants and the California Society of Certified Public Accountants. He is a member and past President of the Board of Directors of United Way of Santa Barbara and past president of the Santa Barbara Rotary Club. He is also a member of the Boards of Directors of the Volentine Family Foundation and The Page Family Foundation.

Kathy J. Odell

Compensation Committee Chairman

Governance & Nominating Committee Member

Executive Committee Member

Director since 1999

Ms. Odell, 61, is an entrepreneur and CEO of Inogen, Inc., a manufacturer of respiratory devices for the home healthcare market since 2002. She was formerly the Vice President of Enterprise Services for Agility Communications, Inc. in 2000-2001, and the Chief Operating Officer of Karl Storz Imaging, Inc., which she co-founded in 1985 as Medical Concepts, Inc. Ms. Odell is active in promoting entrepreneurial growth in the Santa Barbara area. She is a Director of the American Association for Homecare, and a member of UCSB Foundation Board of Trustees.

William S. Thomas, Jr.

Executive Committee Member

Director since 1995

Mr. Thomas, 63, plans to retire as President & Chief Executive Officer and will continue to serve in this role and as a Director until the Board appoints his successor. At that time, he will assume a community relations role for the Company. He joined Santa Barbara Bank & Trust in 1994 as Manager of the Trust and Investment Services Division. He previously held senior management positions with Security Pacific National Bank and Bank of America. He is a member of the Board of Directors of the United Way of Santa Barbara; Santa Barbara Partners in Education; Santa Barbara Courthouse Legacy Foundation, and the California Bankers Association. He chairs The Fighting Back Community Leaders Advisory Board, and is a member of the University of California Santa Barbara Foundation Board of Trustees.

Board and Committee Membership

The Board and its committees meet regularly throughout the year and convene executive sessions and special meetings as appropriate. During 2006, the full Board met 17 times, including 11 special meetings. No member attended fewer than 75% of the Board meetings or committee meetings on which the member sits. The non-employee directors normally meet in Executive Session at each quarterly Board meeting and annual strategic planning session, and held four additional meetings in 2006.

All continuing Directors and our new nominee, Mr. Mikles, Board members are expected to attend our Annual Meeting of Shareholders and all Directors were present at our 2006 Annual Meeting. The table below provides current membership for each of the Board Committees.

Director	Audit	Compensation	Governance & Nominating	Trust Oversight	Executive
Edward E. Birch, Chairman					Chair
D. Vernon Horton
Clayton C. Larson					✓
Richard M. Davis	✓			✓
Richard S. Hambleton, Jr.		✓		✓
Robert W. Kummer, Jr.		✓	✓
John R. Mackall				Chair	✓
Roger C. Knopf	✓		Chair		✓
Gerald T. McCullough				✓
Richard A. Nightingale	Chair		✓		✓
Kathy J. Odell		Chair	✓		✓
William S. Thomas, Jr.					✓

Audit Committee

The Audit Committee assists the Board in its general oversight of the Company’s financial reporting, internal controls and audit functions, and is directly responsible for the appointment, retention, compensation and oversight of the work of our independent auditors. The Audit Committee has the authority to retain outside legal counsel, accountants and other experts or consultants, as it deems appropriate. In 2006, the Audit Committee held a total of 16 meetings; seven of which were special meetings to review financial and regulatory filings.

The Audit Committee charter is posted on the Company’s website under www.pcbancorp.com, Investor Relations, Governance Documents. A summary of the Audit Committee’s responsibilities include:

•	Appointment, compensation, retention and oversight of the independent auditor.

•

Approve the scope, planning and staffing of external audit services; review significant accounting policies and adjustments recommended by the independent auditors and address any significant, unresolved disagreements between the independent auditors and management.

•	Review and discuss the annual audited financial statements with management and the independent auditors prior to publishing the annual report and filing the SEC form 10-K.

•

Review with the independent auditors the matters required to be discussed by the Statement on Auditing Standards No. 61, and receive and discuss with the independent auditors disclosures regarding the auditors’ independence as required by Independent Standards Board Standard No. 1.

•

Review and discuss with management and the independent auditors any significant changes, significant deficiencies and material weaknesses regarding internal controls over financial reporting required by the Sarbanes Oxley Act. Oversee the corrective action taken to mitigate any significant deficiencies and material weaknesses identified and ensure proper disclosure in the financial statements.

•	Review with management and the independent auditors the effect of any regulatory and accounting initiatives, changes, pronouncements as well as unique transactions and financial relationships.

•	Review with management and the independent auditors the Company’s Code of Ethics and Ethics Policy to ensure that they are adequate and up to date.

•	Oversee the internal audit department and the audits directed under its auspices.

•	Oversee complaints or anonymous expressions of concern from employees or others received by the Company regarding accounting, internal accounting controls, or auditing matters.

•	Discuss all Whistleblower issues and resolution presented by the Director of Internal Audit.

•	Establish policy to ensure all non-audit services provided by the independent auditors are approved prior to work being performed.

•	Ensure the lead and concurring partner of the independent auditor serves in that capacity for no more than five fiscal years for the Company.

Audit Committee Financial Experts and Qualifications

The Board of Directors has determined that Mr. Nightingale, the Chairman of the Audit Committee, is an “audit committee financial expert” for purposes of the SEC’s rules and that each of the members of the Audit Committee is independent, as defined by the rules of Nasdaq. In addition, Audit Committee members meet the following criteria established by the Board of Directors:

•

Each member is independent of management, as the Federal Deposit Insurance Corporation Improvement Act (FDICIA), Sarbanes Oxley Act, Office of the Comptroller of Currency, Federal Reserve Board, the SEC and Nasdaq define such independence.

•

No member shall have borrowing relationships with Pacific Capital Bank N.A. or Divisions of PCB N.A. that are of such size or importance to the member as to compromise the member’s independence. Moreover, as a Director subject to Regulation “O” of the Federal Reserve Board, each member is also subject to the limitations and restrictions on borrowings as defined in the Company’s credit policy.

•	Members shall have a basic understanding of finance and accounting and be able to read and understand fundamental financial statements.

•

No member shall be a large customer, director, employee or agent of, or otherwise represent, a large customer of the Company, as such terms are defined in applicable regulations or guidelines of the Office of the Comptroller of Currency, Federal Reserve and Nasdaq.

Compensation Committee

The Compensation Committee is comprised of three members, each of whom is an independent director under the rules of Nasdaq. The Committee has the authority to retain (at the Company’s expense) outside counsel, experts, and other advisors as it determines appropriate to assist it in the full performance of its functions. The Committee held 12 meetings in 2006, five of which were meetings to consider compensation matters.

The Compensation Committee charter is posted on the Company’s website under www.pcbancorp.com, Investor Relations, Governance Documents. A summary of the Committee’s responsibilities include:

•	Review and approve the Company’s compensation philosophy and revise as appropriate.

•

Oversee the Company’s overall compensation structure, policies, and programs, and assess whether the Company’s compensation structure establishes appropriate incentives for management and employees. Annually review and approve the structure and overall size of the Company’s bonus pool used to compensate officers and employees.

•	Assess the compensation and performance of the Chief Executive Officer and recommend the CEO’s compensation package to the non-employee directors for approval.

•	Oversee the Company’s incentive compensation plans, equity-based compensation plans, and benefit plans and approve all equity awards of the Company.

•

Review and recommend (1) employment agreements for management, including compensation arrangements for executive officer candidates, and (2) severance arrangements for senior executive officers, including change-in-control provisions, plans or agreements.

•	Review the compensation of directors for service on the Board and its committees and recommend changes in the compensation structure to the Board as appropriate.

Governance & Nominating Committee

The Governance & Nominating Committee provides oversight and guidance to ensure that the membership, structure, policies and processes of the Board of Directors and its Committees facilitate the effective exercise of the Board’s role in the governance of the Company. The Committee is comprised of four members, each of whom is an independent director under the rules of Nasdaq. The Committee has the authority to retain (at the Company’s expense) outside counsel experts, and other advisors as it determines appropriate to assist it in the full performance of its functions. The Committee met six times in 2006. In addition, a sub-committee of the Board was formed to focus on executive succession planning initiatives. This sub-committee, comprised of six non-employee Directors, held three meetings and presented its recommendations to the Board.

The Governance & Nominating Committee charter is posted on the Company’s website under www.pcbancorp.com, Investor Relations, Governance Documents. The Committee’s responsibilities include:

•	Recommend to the Board those directors to be selected for membership on the various Board Committees.

•	Annually recommend to the Board a slate of nominees for election at the next annual meeting of shareholders.

•	Review management succession plans and make recommendations to the Board regarding the selection of individuals to fill these positions.

•	Develop and recommend to the Board for its approval an annual self-evaluation process of the Board and its Committees.

•	Periodically review the adequacy of the Company’s ethics compliance programs.

Trust Oversight Committee

The Trust Oversight Committee reviews and makes periodic reports to the Board on matters affecting the trust and investment management and investment advisory activities of the Company. In addition to the Board members that are voting members of this Committee, Frank Barranco and Terrill Cox, members of our Santa Barbara Bank & Trust Regional Community Bank Board, and Gene DiCicco and William Doolittle, members of our First National Regional Community Bank Board, are non-voting advisory members. The Committee met four times in 2006.

Executive Committee

The Executive Committee may exercise the authority of the Board between Board meetings, except to the extent that the Board has delegated authority to another committee or to other persons, and except as limited by California law. The Executive Committee acts only by unanimous vote and did not meet in 2006.

Item 2. Ratification of Independent Public Auditor

On June 15, 2005, the Audit Committee of the Board of Directors of the Company dismissed PricewaterhouseCoopers LLP (PwC) as the Company’s independent registered public accounting firm for the year ending December 31, 2005. On June 21, 2005, the Company filed a report on Form 8-K announcing this event. PwC’s reports on the consolidated financial statements of the Company as of and for the years ended December 31, 2004 and 2003 did not contain any adverse opinion or disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principle. During the years ended December 31, 2004 and 2003 and through June 15, 2005, there were no disagreements with PwC on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which disagreements, if not resolved to the satisfaction of PwC, would have caused PwC to make reference thereto in its reports on the Company’s financial statements for such years. The Company requested that PwC furnish to the Company a letter addressed to the United States Securities and Exchange Commission stating whether it agrees with the above statements. Such letter, dated June 21, 2005, was filed as an exhibit the Form 8-K filed by the Company with the SEC on June 21, 2005. On July 13, 2005, the Company filed a Form 8-K announcing that its Audit Committee had engaged Ernst & Young, LLP (E&Y) as its independent public accountant for the year ended December 31, 2005. E&Y began its auditing services with the review of Pacific Capital Bancorp’s financial results for the quarter ended June 30, 2005.

The Board of Directors, upon the recommendation of its Audit Committee, has ratified the selection of Ernst & Young (E&Y) to serve as our independent registered public accounting firm for 2007, subject to ratification by our shareholders. Representatives of E&Y will be present at the Annual Meeting to answer questions and will have the opportunity to make a statement if they desire to do so.

We are asking our shareholders to ratify the selection of E&Y as our independent public accounting firm. Although ratification is not required by our By-laws or otherwise, the Board is submitting the selection of E&Y to our shareholders for ratification because we value our shareholders’ views on the Company’s independent public accounting firm and as a matter of good corporate practice. In the event that our shareholders fail to ratify the selection, it will be considered as a direction to the Board of Directors and the Audit Committee to consider the selection of a different firm. Even if the selection is ratified, the Audit Committee, in its discretion, may select a different independent registered public accounting firm, subject to ratification by the Board, at any time during the year if it determines that such a change would be in the best interests of the Company and our shareholders.

Your Board of Directors unanimously recommends a vote FOR the ratification of E&Y as our independent registered public accounting firm for 2007.

Audit and Non-Audit Fees

Fees for the audit of the Company’s annual financial statements for the year ended December 31, 2006, and December 31, 2005, and fees billed for other services rendered by E&Y and PwC during those periods.

	2006 (E&Y)	2005 (E&Y)	2005 (PwC)
Audit Fees[1]	$2,728,838	$2,328,625	$182,520
Audit-Related Fees[2]	200,880	166,994	23,131
Tax Fees[3]	0	0	42,327
All Other Fees[4]	0	0	0

Total Fees	$2,929,718	$2,495,619	$247,978

(1) Audit fees are fees for professional services rendered by the company’s principal accountant for the audit of the company’s annual financial statements and review of financial statements included in the company’s Form 10-Q, 10-K, or for services that are normally provided by the accountant in connection with statutory and regulatory filings or engagements for those fiscal years. These fees include the audit of internal controls over financial reporting (404 attestation).

(2) Audit-related fees are fees for assurance and related services by the company’s principal accountant that are reasonably related to the performance of the audit or review of the Company’s financial statements and are not reported under audit fees. In 2006, E&Y provided audit-related services for the Refund Anticipation Loan (RAL) agreed upon procedures, the debt offering considered by the Company and 404-consultation assistance. In 2005, E&Y provided audit-related services for the RAL agreed upon procedures and 404-consultation assistance. In 2005, PwC provided 404-consultation assistance.

(3) Tax fees are fees for professional services rendered by the company’s principal accountant for tax compliance, tax advice, and tax planning. In 2005, PwC performed attestation procedures on third party tax calculations.

(4) All other fees are fees for products and services provided by the company’s principal accountant, other than the services reported under audit fees, audit-related fees, and tax fees.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

Under applicable SEC rules, the Audit Committee is required to pre-approve the audit and non-audit services performed by the independent auditors in order to ensure that they do not impair the auditors’ independence. The SEC’s rules specify the types of non-audit services that an independent auditor may not provide to its audit client and establish the Audit Committee’s responsibility for administration of the engagement of the independent auditors.

Consistent with the SEC’s rules, the Audit Committee Charter requires that the Audit Committee review and pre-approve all audit services and permitted non-audit services provided by the independent auditors to the Company or any of our subsidiaries. The Audit Committee may delegate pre-approval authority to the Chair of the Audit Committee and if it does, the decisions of that member must be presented to the full Audit Committee at its next scheduled meeting.

Audit Committee Report

The Audit Committee reviews the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls.

The Audit Committee is comprised of three independent directors and operates under a written charter approved by the Board of Directors. The Audit Committee is responsible for providing independent, objective oversight of the Company’s accounting, financial reporting and internal controls. Members of the Audit Committee are “independent” as defined by SEC and NASD standards. A financial expert as defined by SEC rules Chairs the Audit Committee. The Audit Committee is responsible for the appointment, compensation, retention and oversight of the independent registered public accountants.

The Audit Committee meets and holds discussions with management and E&Y. The Audit Committee has read and discussed the audited financial statements for fiscal year 2006 with management and E&Y. The Chief Executive Officer and the Chief Financial Officer have certified that, based on their knowledge, the financial statements and other financial information included in the annual SEC Form 10-K report, fairly present in all material respects the financial condition, results of operations and cash flows of the Company. Also, the Audit Committee has discussed with management and E&Y, management’s assertions of the effectiveness of the Company’s internal controls as they relate to financial reporting.

Discussions were also held with E&Y concerning matters required by the Statement on Auditing Standards No. 61 (Communication with Audit Committees). In addition, the Audit Committee has received and reviewed the disclosures required by the Independence Standards Board Standard No.1 (Independence Discussions With Audit Committees) and has discussed the auditor’s independence from the Company and its management.

Based on the reviews and discussions referred to above, we recommend to the Board of Directors the inclusion of the audited financial statements in the Company’s Annual Report for the year ended December 31, 2006 on SEC Form 10-K.

The Audit Committee has discussed with management and E&Y, independence issues regarding the fees that were billed by E&Y during the fiscal year 2006. The Audit Committee approved audit and audit- related services referred to above.

Pacific Capital Bancorp Audit Committee

Richard Nightingale CPA, Chairman

Richard Davis

Roger Knopf

Executive and Director Compensation

Named Executive Officers

William S. Thomas, Jr.

Mr. Thomas, 63, plans to retire as President & Chief Executive Officer and will continue to serve in this role until the Board appoints his successor. At that time, he will assume a community relations’ role for the Company. He joined Santa Barbara Bank & Trust in 1994 as Manager of the Trust & Investment Services Division. He previously held senior management positions with Security Pacific Corp.

Clayton C. Larson

Mr. Larson, 60, was a principal founder of First National Bank of Central California. He was named Vice Chairman of the Board of Pacific Capital Bancorp in 1998, following the merger between the parent companies of First National Bank and Santa Barbara Bank & Trust. He began his banking career in 1972 with Valley National Bank in Salinas.

Joyce M. Clinton

Ms. Clinton, 49, is Executive Vice President & Chief Financial Officer. Ms. Clinton is a Certified Public Accountant with 24 years of experience in retail and commercial banking, payment operations, and technology. Prior to joining the Company in 2006, Ms. Clinton was a Senior Vice President and Chief Financial Officer of Wells Fargo Services in Phoenix, Arizona where she directed all financial, accounting, regulatory compliance, and budgeting functions. Prior to joining Wells Fargo, Ms. Clinton held senior financial management positions with First Interstate Bank and Chase Bank of Arizona, and was also a senior accountant with Arthur Andersen & Co. She holds a Bachelor of Accountancy degree from New Mexico State University.

George S. Leis

Mr. Leis, 46, is Executive Vice President, Chief Information Officer, and Director of Wealth Management Services. Prior to joining the Company in 2006, Mr. Leis served as Managing Director, US Head, Products and National Practice Leader for Investments at Deutsche Bank Private Wealth Management. With more than 20 years experience serving high net worth clients, his financial services career has included an emphasis in the areas of private banking, trusts, and investments. Prior to Deutsche Bank, Mr. Leis was a Senior Vice President and Director of Private Client Services Centers with Wells Fargo Bank. Prior to Wells Fargo, Mr. Leis was a Senior Vice President and Manager for Bank of America’s Private Bank. Mr. Leis holds a Bachelor of Arts degree in City Planning from California State University Northridge, and is a Certified Trust and Financial Advisor.

Frederick W. Clough

Mr. Clough, 63, is Executive Vice President, Chief Administrative Officer, and General Counsel. Prior to joining the Company in 2001, Mr. Clough was the Managing Partner of the Santa Barbara law firm of Reicker, Clough, Pfau, Pyle, McRoy & Herman, LLP, established in July 1996. He was also a partner with the law firm of Schramm & Raddue. Mr. Clough is a member and a past president of the Board of Directors of the Santa Barbara Zoo and president of the Board of Directors of Child Abuse Listening & Mediation (CALM). Mr. Clough holds a Bachelor of Arts from Stanford University, and a Juris Doctorate from UCLA School of Law.

Compensation Discussion and Analysis

The Compensation Committee of the Board of Directors has overall responsibility for establishing, implementing and monitoring the compensation structure, policies and programs of the Company. The Committee is responsible for assessing and approving the total compensation structure paid to the Chief Executive Officer (“CEO”) and the CEO’s compensation recommendations for other executive officers. Thus, the Committee is responsible for determining whether the compensation paid to each of the Named Executives is fair, reasonable and competitive, and whether it serves the interest of the Company’s shareholders. The Committee’s Chairman regularly reports to the Board on Committee actions and recommendations. The Committee has authority to retain (at the Company’s expense) outside counsel, compensation consultants and other advisors to assist as needed.

The individuals who served as the Company’s CEO and Chief Financial Officer (“CFO”) during 2006, as well as the other individuals included in the Summary Compensation Table, are referred to as the “Named Executives.” With respect to the Named Executives, this Compensation Discussion and Analysis identifies the Company’s current compensation philosophy and objectives and describes the various methodologies, polices and practices for establishing and administering the compensation programs of the Named Executives.

Compensation Philosophy and Objectives

The Committee believes that the most effective executive compensation programs are those that align the interests of the executive with those of the Company’s stockholders. The Committee believes that a properly structured compensation program will attract and retain talented individuals and motivate them to achieve specific short- and long-term strategic objectives. The Committee believes that a significant percentage of executive pay should be based on the principles of pay-for-performance. However, the Committee also recognizes that the Company must maintain its ability to attract highly talented executives. For this reason, an important objective of the Committee is to ensure the compensation programs of the Named Executives Officers are competitive as compared to similar positions within our peer-group companies (the “Compensation Peer Group”).

The Company’s executive compensation programs are designed to provide:

•	levels of base compensation that are competitive geographically and with comparable companies;

•	annual incentive compensation that varies in a consistent manner with the achievement of individual performance objectives and financial results of the Company;

•	long-term incentive compensation that focuses executive efforts on building stockholder value through meeting longer-term financial and strategic goals; and

•	executive benefits that are meaningful and competitive with comparable companies.

In designing and administering its executive compensation programs, the Committee attempts to strike an appropriate balance among these various elements, each of which is discussed in greater detail below. The Committee considers the pay practices of the Compensation Peer Group to determine the appropriate pay mix and compensation levels. With respect to performance-based pay, the Committee believes that executive compensation should be closely tied to financial and operational performance of the Company, as well as to the individual performance and responsibility level of the Named Executives. The Committee also believes there should be a significant equity-based component because it best aligns the executives’ interests with those of the Company’s stockholders. For purposes of retention, the Committee believes that the equity-based compensation should have meaningful conditions to encourage valued employees to remain in the employ of the Company. Finally, the Committee also considers other forms of executive pay (e.g., executive perquisites, severance arrangements) as a means to attract, retain and motivate highly qualified executives.

Methodology for Establishing Compensation

The Committee is comprised of three independent directors who satisfy the Nasdaq listing requirements and relevant SEC regulations. There are no interlocking relationships between any member of our Compensation Committee and any of our executive officers. None of the Committee members is an officer, employee or former officer or employee of the Company.

The Committee is responsible for all compensation decisions for the CEO and other Named Executives. The CEO and the HR Director annually review the performance of the other Named Executives, including consideration of market pay practices of the Compensation Peer Group in conjunction with both Company and individual performance. The conclusions and recommendations of the CEO are presented to the Committee for approval. The Named Executives also review their performance with the Committee individually. The Committee has absolute discretion as to whether it approves the recommendations of the CEO or makes adjustments, as it deems appropriate.

The Elements of Compensation

Total direct compensation includes cash, in the form of base salary and annual incentives, and long-term equity incentives. The Committee evaluates the mix between these three elements based on the pay practices of comparable companies. To ensure that compensation levels are reasonably competitive with market rates, the Committee has engaged Clark Consulting, Inc. (“Clark”), an executive compensation-consulting firm, to provide an independent analysis of the Company’s executive compensation policies and practices and provide analyses on the pay practices of the Compensation Peer Group. Clark reports directly to the Committee, and on occasion and with prior notice to the Committee Chair, it also provides executive compensation analysis to management.

The companies included in the Compensation Peer Group are selected from publicly traded banks (regional and national locations) based on: (i) similarity of their product lines to those of the Company; (ii) comparability to the Company based on size, as measured through annual revenue, market capitalization and other financial measures of organizational scope and complexity; and (iii) the competitive market for executive talent. Banks in the Compensation Peer Group for fiscal year 2006 included community banks with total assets ranging between $5.1 billion and $10.2 billion. The Company’s total assets for fiscal year 2006 are $7.5 billion. Clark’s report provides the Committee with performance comparisons and the Company’s relative ranking in all pay categories. Clark also provides recommendations regarding program changes and refinements. Clarks’ analyses and recommendations assist the Committee in evaluating various compensation decisions. The Committee also considers and reviews information from proxy statements and other relevant survey data, but particularly focuses on the practices of the Compensation Peer Group in considering compensation levels for the CEO and the other Named Executives. The Committee considers the opinions and recommendations of the CEO and HR Director, and various outside counsel. The Committee strives to be fully informed in its determination of the appropriate compensation mix and award levels for the Named Executives. All compensation decisions are made with consideration of the Committee’s guiding principles of fairness to employees, retention of talented executives and fostering improved Company performance, which will ultimately benefit the Company’s stockholders. With respect to the Named Executives, the following describes in detail the objectives and polices behind the various elements of the compensation mix:

Base Salary

It is the Company’s philosophy that employees be paid a base salary that is competitive with the salaries paid by comparable organizations based on each employee’s experience, performance, and geographic location. Generally, the Company has chosen to position cash compensation at close to market median levels in order to remain competitive in attracting and retaining executive talent. The allocation of total cash between base salary and annual bonus is based on a variety of factors. The Committee considers a combination of the executive’s performance, the performance of the Company and the individual business or corporate function for which the executive is responsible, the nature and importance of the position and role within the Company, the scope of the executive’s responsibility (including risk management and corporate strategic initiatives), internal relationships or comparisons, and the current compensation package in place for that executive, including the executive’s current annual salary and potential bonus awards under the Company’s High Performance Incentive Plan (discussed in more detail below).

The Committee generally evaluates executive salaries annually. An analysis of executive compensation indicated that base salaries for the Named Executives were generally positioned slightly below the market median. For the 2006 fiscal year, based in part on consultation with its independent compensation consultant, and in part upon the Committee’s own assessment of the information and factors described above, the Committee determined that it should generally attempt to position base salaries closer to the industry median levels. This decision resulted in an increase in the base salaries of the Named Executives.

Annual Bonus

The Company intends to continue its strategy of compensating the Named Executive through programs that emphasize performance-based incentive compensation. The High Performance Incentive Program (HPIP) was designed to recognize and reward executive officers and other employees who contribute meaningfully to an increase in shareholder value, profitability and customer satisfaction. There are three success factors utilized to determine the annual incentive award that is paid in the form of a cash bonus:

•	Company performance

•	Department performance

•	Individual performance

The CEO has 100% of his HPIP bonus linked to a combination of the Company achieving its overall net income goal, the Core Bank achieving its net income goal, and achieving certain other Company performance goals as established annually by the Committee and approved by the Board. The Named Executives have 75% of their HPIP bonus linked to the Company achieving its annual Core Bank net income goal. The other 25% is a combination of individual and department performance.

In general, the funding of the HPIP bonus pool is dependent upon the Company’s overall success in achieving the Core Bank’s net income goal. If the plan is fully funded, each Named Executive Officer has the ability to receive the target bonus payout. The amount of funding is based on the attainment of the Core Bank’s net income goal and in turn, establishes the dollar level of the incentive pool. The percentage of target actually paid to each Named Executive Officer depends on the goal attainment levels. If the Core Bank does not achieve the threshold level of performance, the Committee has the discretion to award bonuses to Named Executive Officers who demonstrated outstanding performance. The Company did not achieve the stated threshold goal for 2006 for full funding of the HPIP plan. However, the Compensation Committee authorized its discretion to approve certain awards for extraordinary employee performance. At the December 2006 Compensation Committee meeting, the decision was reached to allow Management to proceed with a limited pool of funds to recognize the key contributors for 2006 and ensure our ability to retain these key employees in a very competitive market.

Long-Term Incentive Awards

Long-term incentive awards are the third component of the Company’s total compensation package. The Committee believes that equity-based compensation ensures that the Company’s officers have a continuing stake in the long-term success of the Company. The Company’s 2002 Stock Plan (the “Plan”) provides for awards, which include non-qualified stock options and time-vested restricted stock. The Committee approves all awards under the Plan and acts as the Administrator of this Plan.

Award levels are determined based on the compensation practices of the Compensation Peer Group. In general, long-term incentive awards are targeted at the median of the Compensation Peer Group with appropriate adjustments for individual and Company performance. Options granted under the Plan vest over a four-year period, with 20% becoming exercisable six months following the grant date, and 20% thereafter on each anniversary of the grant date. All stock options are granted with a ten-year term and have an exercise price equal to the fair market value of the Company’s common stock on the date of grant. For the last two years, the Company has annually awarded restricted stock to its key employees. The Committee approves all awards of restricted stock, including the Named Executives. Restricted stock awards vests over a five-year period, with 5% vesting on the first anniversary; 10% on the second anniversary; 15% on the third anniversary; 30% on the fourth anniversary; and 40% on the fifth anniversary. Shares of restricted stock are held in book entry form with our transfer agent until restrictions lapse and the participant pays taxes on the shares. Participants receive quarterly dividends on their restricted stock and vote their shares. Restricted stock cannot be sold or transferred until the shares vest. Should a Named Executive leave the Company prior to the completion of the five-year vesting schedule, the unvested portion of the grant is forfeited, unless the Named Executive qualifies for retirement.

The CEO and the other Named Executive Officers participate in the long-term incentive compensation program. In an effort to provide the CEO and the other Named Executive Officers with equity compensation that is consistent with the 50th percentile of the Compensation Peer Group and to further strengthen retention efforts and commitment levels, the Committee approved grants of restricted stock in fiscal year 2006. The Committee also adopted a policy to grant equity awards annually.

Deferred Compensation

Under the Pacific Capital Bancorp Deferred Compensation Plan (“DCP”), the Named Executives may defer up to 90% of their annual salary and up to 100% of their commission or bonus. The deferred amounts are credited with gains and/or losses based upon the participant’s selection of a wide-range of measurement funds, including international, U.S. equity, bond and money market measurement funds. Participants elect a future date when they would like to receive the distribution, which may or may not occur at termination or retirement. Participants have the option to elect a distribution date that occurs while they are still employed. Taxes are due upon distribution.

The Company established the DCP to provide the Named Executive Officers with a tax-efficient means to save for retirement. The Board of Directors determined, based on market practices, that the DCP would enable the Company to compete more effectively in the market for executive talent. The Company does not formally fund the DCP, and participants have an unsecured contractual commitment by the Company to pay the amounts due under the DCP. When such payments are due, the cash will be distributed from the Company’s general assets. The Company has purchased bank-owned life insurance to offset this liability.

Broad-Based Benefits Programs

The Named Executives are entitled to participate in the benefits programs that are available to all full-time employees. These benefits include health, dental, vision, and life insurance, healthcare reimbursement accounts, paid vacation, and company contributions to a 401(k) profit sharing retirement plan. In addition, the Named Executives are also eligible to participate in the Employee Stock Ownership Plan (“ESOP”). The ESOP is a special type of profit sharing plan where the Company, in contributing a portion of its annual profit, enables participating employees to become a shareholder of Pacific Capital Bancorp. All employees are eligible to participate in the Plan beginning on the first day of the month after completing 12 months of employment in which he or she has worked at least 1,000 hours.

Incentive & Investment/Salary Savings Plan

The Incentive & Investment/Salary Savings Plan is a profit sharing plan with a 401(k) savings feature. The Company established the Incentive & Investment and Salary Savings Plan to give all eligible employees the opportunity to share in the Company’s economic success and to provide a measure of security with retirement benefits. The Plan consists of two arrangements. The Incentive & Investment (I&I) portion is a traditional profit-sharing plan under which the Company may make contributions based on profits. An employee is eligible to participate in the I&I plan on the first of the month following the completion of one year of service in which the employee worked at least 1,000 hours.

The Salary Savings Plan (referred to as 401(k) Plan) is a salary reduction plan, which includes matching contributions by the Company. Employees are eligible to participate in the 401(k) on the first of the month following the completion of 250 hours of service. Each payday an employee can defer up to 80% of his or her salary to the 401(k) Plan. During 2006, an employee could defer up to 80% of earnings up to a maximum of $15,000. Employees who are age 50 or older could make an election to contribute an additional catch-up contribution of $5,000. The Company will match the employee’s deferral at a rate equal to 100% of the first 3% of salary deferred, and 50% of the next 3% of salary deferred; however, there is no match on any catch-up contribution. The maximum amount of employer match is 4.5% of salary.

Key Employee Retiree Health Plan

The Company offers a Key Employee Retiree Health Plan, which is maintained for the benefit of the Named Executive Officers and other key employees. This is an unfunded plan, which pays a portion of health insurance coverage for retired key employees and their spouses (but not dependents). While the Named Executive Officers may be eligible for coverage under this plan when they retire, the Company paid no amounts to them during 2006, nor were any amounts contributed to the plan. A similar program, which is funded, is maintained for all of our other employees. Both retiree health plans are secondary to Medicare once the retiree is eligible for Medicare.

Additionally, the Key Employee Retiree Health Plan provides for the continuation of benefits under certain circumstances following a change-in-control of the Company.

Employee Stock Ownership Plan

The Employee Stock Ownership Plan is a special type of profit sharing plan where the Company, in contributing a portion of its annual profit, enables participating employees, including the Named Executive Officers, to become a shareholder of Pacific Capital Bancorp. All employees are eligible to participate in the Plan beginning on the first day of the month after completing 12 months of employment in which he or she has worked at least 1,000 hours. Each year the Company endeavors to make a contribution to the Plan. The Plan Trustee, Prudential Bank & Trust, FSB, purchases our stock and allocates shares in book entry for eligible employees. Shares vest over a period of seven years as follows:

•	20% after 2 years of service

•	30% after 3 years of service

•	40% after 4 years of service

•	60% after 5 years of service

•	80% after 6 years of service

•	100% after 7 years of service

A participant, who terminates employment prior to being 100% vested in the Plan, forfeits his or her unvested portion. Participants can elect to receive cash dividends or have the dividends reinvested, which are invested in a guaranteed income fund. From time to time, funds are used to purchase additional shares of Company stock, as determined by the Retirement Plan Advisory Committee. The Company did not fund the ESOP for 2006.

Under the Incentive & Investment/Salary Savings Plan and the Employee Stock Ownership Plan, an employee, who qualifies for official Company retirement, may elect to take a distribution and roll it into an IRA account or take a distribution from the plan at age 59 1/2 without penalty of taxes.

Change-in-Control Arrangements

The Management Retention Plan (the “MRP”) is a benefit that provides severance payments to the CEO, Named Executive Officers and other key contributors in the event that their employment is terminated following a change in control. Independent members of the Board of Directors approved the Amended and Restated Management Retention Plan in October 2004. The Board of Directors determined that the MRP provides retention benefits are consistent with market practices and are necessary to attract and retain highly-qualified executives.

In order to receive benefits under the MRP, the participant must be terminated involuntarily without cause or be constructively terminated within 24 months following a change in control. The amount of severance benefits payable to a participant is an amount equal to a specified percentage multiplied by the person’s Average Annual Compensation, which is defined as the average annual cash salary, bonus and commissions paid during the three fiscal years ended immediately prior to the termination of the officer’s employment. The severance payment for the CEO is 300% of his Average Annual Compensation, while the severance payment for the other Named Executives is 200% of their Average Annual Compensation. In the event the severance payments that are payable under the MRP subjects a participant to excise tax under code section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), the Company is required to make a “tax gross-up payment” to such participant equal to an amount that will place the participant in the same after-tax economic position that the participant would have been if the excise tax had not applied to the severance payment.

2006 Evaluation of CEO Compensation and Executive Performance

CEO Compensation

The Committee meets with the other independent directors each year in executive session to evaluate the performance of the CEO. The Committee also consults with its independent consultant in setting the CEO’s compensation. Neither the Committee nor its independent consultant confers with the CEO or any other members of management when setting his base salary. The Committee does not rely solely on predetermined formulas or a limited set of criteria when it evaluates the performance of the CEO and the other Named Executives. In 2006, the Committee considered management’s continuing achievement of its short- and long-term goals versus its strategic objectives as well as financial targets and successful stock returns to the shareholders.

In determining an appropriate salary adjustment for the CEO, the Committee considered the Company’s overall performance, including the Refund Anticipation Loan and Refund Transfer Programs (RAL/RT). Special emphasis, however, was placed on performance factors of the Bank’s Core business units without the RAL/RT Programs, along with the results of the independent consultant’s analysis of the pay practices of the Compensation Peer Group and personal performance goals established annually by the Committee. The Committee determined that the CEO’s base salary should be more closely aligned with the Company’s compensation philosophy to pay at the 50th percentile. The Committee approved a merit increase to raise his base salary to $550,000 at its February 2006 meeting. The increase was effective on March 1, 2006.

As discussed under the Employment & Consulting Agreement section of this proxy statement, Mr. Thomas announced his retirement plans on October 11, 2006 and entered into an employment agreement with the Company.

Pursuant to the terms of the employment agreement, Mr. Thomas acknowledged and agreed that he would not be considered for bonus compensation during the term of the agreement, including any bonus relating to services previously rendered in calendar year 2006. Therefore, the Committee did not grant a bonus to Mr. Thomas for 2006. Mr. Thomas continues in his role as President and CEO until his successor is appointed.

Named Executive Officers’ Compensation

The CEO met with the Committee to review his compensation recommendations for the other Named Executives. He described the findings of his performance evaluation of each Named Executive and provided the basis of his recommendations with the Committee, including the scope of their duties, oversight responsibilities, and the executive officers’ individual objectives and goals against results achieved for 2006.

For fiscal year 2006, the Committee approved base salary adjustments at its February 2006 meeting for the Named Executives (to take effect on March 1, 2006). In its analysis of the other Named Executive Officers, the Committee applied the same rationale to this group as they applied when considering the CEO’s base salary. In considering HPIP bonus awards earned during 2006 and paid in 2007, the Committee considered the Named Executives’ performance and recommendations made by the CEO at its January 2007 meeting, as well as meeting individually with each Named Executive Officer. The Committee also considered the pay practices of the Compensation Peer Group and the analyses and recommendations provided by Clark, its independent consultant.

Base salaries for Ms. Clinton and Mr. Leis in the table below represent their earned salaries in 2006, as they commenced their employment with the Company after March 1, 2006, following the Committee’s deliberations on base salaries for Named Executive Officers.

Named Executive	2006 Base Salary	HPIP Bonus (Earned in 2007)
Mr. Thomas	$550,000	$0
Mr. Larson	255,000	100,000
Mr. Clough	210,000	100,000
Ms. Clinton	186,531	126,667
Mr. Leis	157,692	160,000
Mr. Lafler	200,000	0
Mr. Barry	230,000	0
Mr. Grimm	255,000	0

Salary and bonus amounts for Ms. Clinton and Mr. Leis were prorated to reflect the portion of the year that they were employed with the Company in 2006.

Administrative Policies and Practices

To evaluate and administer the compensation programs of the CEO and other Named Executives, the Committee meets three to four times a year at regularly scheduled Board meetings. The Committee also holds “special” meetings and meets telephonically to discuss extraordinary items (such as, the hiring or dismissal of a Named Executive). At the end of all meetings, executive sessions are conducted in accordance with recommended “best practices.” As noted above, the Committee members regularly confer with Clark, its compensation consultant, and with the Human Resources Director on matters regarding the compensation of the CEO and other Named Executives.

Timing of Grants of Options and Restricted Stock

In fiscal year 2006, the Committee approved stock option and restricted grants to the Named Executives at its February 15, 2006 meeting. Ms. Clinton and Mr. Leis each received a stock option award of 10,000 shares and a restricted stock award of 5,000 shares pursuant to terms in their offer letters of March 2006. It is the Committee’s practice to use the date it approves the grants for purposes of establishing the “grant date” for stock options and restricted stock. The Committee amended the 2002 Stock Plan at its December 12, 2006, meeting to use the closing stock price on date of grant. Prior to December 12, 2006, the average of the high and low stock price on the date of grant was utilized.

Stock Ownership Guidelines

The Committee has not implemented stock ownership guidelines for the Named Executives; however, the Committee continues to periodically review best practices and re-evaluate whether stock ownership guidelines are consistent with the compensation philosophy of the Company and with the stockholders’ interests.

Tally Sheets

The Compensation Committee uses tally sheets to monitor the total cost of compensation of the Named Executive Officers to the Company under all relevant circumstances. The Committee annually reviews compensation tally sheets for the CEO and each of the Named Executive Officers, which include current pay (salary and bonus), outstanding equity awards, deferred compensation deferrals, benefits, perquisites and potential Change-in-Control severance payments. The Company intends to continue its strategy of compensating its executives through programs that emphasize performance-based incentive compensation and to monitor the cost of these programs though tally sheets.

Tax Deductibility of Executive Officer Compensation

Code section 162(m) precludes a public corporation from taking a deduction for compensation in excess of $1 million for its chief executive officer or any of its four other highest paid executive officers, unless certain specific and detailed criteria are satisfied. However, performance-based compensation that has been approved by stockholders is excluded from the $1 million limit. The Company plans to comply with the requirements of Section 162(m). Accordingly, all grants made under Company plans in fiscal year 2006 qualify for the corporate tax deduction, and prospectively, the Committee will continue to carefully consider the impact of Code section 162(m) in determining the appropriate pay mix and compensation levels for the Named Executives.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 401(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Pacific Capital Bancorp Compensation Committee

Kathy Odell, Chairman

Richard Hambleton

Robert W. Kummer, Jr.

Summary Compensation Table

(As of December 31, 2006)

The following Summary Compensation Table includes salary, bonus, other compensation, long-term compensation, and compensation expense computed according to Statement of Financial Accounting Standards No. FAS 123R, Share Based Payment (SFAS 123R), for equity awards made in and prior to 2006 for the Named Executive Officers.

Name and Principal Position[1] (a)	Year (b)	Salary[2] ($) (c)	Bonus[3] ($) (d)	Stock Awards[4] ($) (e)	Option Awards[5] ($) (f)	Non-Equity Incentive Plan Compensation[6] ($) (g)	Change in Pension Value and Over Market Nonqualified Deferred Compensation Earnings ($) (h)	All Other Compensation[7] ($) (i)	Total ($) (j)
William S. Thomas, Jr. President & CEO	2006	$525,961	$10,000	$194,415	$128,520	$0	$0	$38,897	$897,792
Joyce M. Clinton, EVP & CFO	2006	186,531	156,667	31,958	33,066	0	0	16,908	425,131
Donald E. Lafler, former EVP & CFO	2006	135,147	0	89,372	80,072	0	0	27,505	332,096
Clayton C. Larson, Vice Chairman	2006	353,077	100,000	63,096	18,369	0	0	223,678	758,220
George Leis, EVP	2006	157,692	260,000	31,958	33,066	0	0	12,468	495,185
Frederick W. Clough, EVP, Chief Administrative Officer & General Counsel	2006	218,154	108,000	55,351	18,494	0	0	19,494	411,493
William Grimm, former Chief Information Officer	2006	164,412	67,500	30,981	25,063	0	0	138,378	426,334
Donald E. Barry, former EVP	2006	103,642	157,326	89,372	47,027	0	0	19,271	416,638

(1) Mr. Lafler served as EVP & CFO until March 16, 2006 and retired from the Company on April 14, 2006. Mr. Barry retired from the Company on April 28, 2006. Mr. Grimm separated from the Company on July 27, 2006 and entered into a Separation/Consulting Agreement with the Company. Please refer to Employment & Consulting Agreements for further information.

(2) Amounts in column (c) represent 2006 salaries earned by the Named Executive Officers (NEOs) listed in column (a). Also included in column (c) are salary deferrals of $100,000 for Mr. Larson, $12,000 for Mr. Clough, and $26,923 for Mr. Grimm. Please refer to the Nonqualified Deferred Compensation Chart within this proxy statement for further information.

(3) Amounts in column (d) represent officer promotion bonuses and performance bonuses awarded by the Company’s Compensation Committee upon evaluation of performance criteria during 2006, to be paid during fiscal year 2007. Although the Company did not achieve the stated threshold goal for 2006 for full funding of the High Performance Incentive Plan (HPIP), the HPIP does allow discretion for the Compensation Committee to approve certain awards. At its December 2006 meeting, the Compensation Committee reached a decision to allow management to proceed with a limited pool of funds to recognize the performance of key contributors for 2006 and ensure our ability to retain these key employees in a very competitive market. Also included in column (d) are bonus deferrals of $10,000 for Mr. Thomas; $67,500 for Mr. Grimm; and $157,326 for Mr. Barry.

Amounts in this column also include signing bonuses for Ms. Clinton and Mr. Leis of $30,000 and $100,000, respectively. Ms. Clinton has the ability to earn up to an additional $20,000 signing bonus ($10,000 will be paid upon completion of 12 months of employment, and an additional $10,000 will be paid upon completion of 18 months of employment). Ms. Clinton and Mr. Leis are also eligible for a retention bonus of $10,000 annually for up to 10 years.

(4) Amounts in column (e) represent the compensation expense associated with restricted stock grants made in and prior to 2006, based on the aggregate grant date fair value computed in accordance with SFAS 123R. All grants of restricted stock were made under the 2002 Stock Plan and vest over a five-year period as follows: 5% on the first anniversary; 10% on the second anniversary; 15% on the third anniversary; 30% on the fourth anniversary; and 40% on the fifth anniversary. Compensation expense for restricted stock is measured based on the closing price of the stock on the day of the grant. The compensation expense is recognized over the vesting period. Omitted from this column is the dollar value of a 4,000 share restricted stock award to Mr. Grimm, which was cancelled, following Mr. Grimm’s separation from the Company on July 27, 2006.

(5) Amounts in column (f) represent the compensation expense associated with stock option awards made in and prior to 2006 and option reloads of awards granted prior to 2006, based on the aggregate grant date fair value computed in accordance with FAS 123R. Assumptions used in the calculation of these amounts are included in footnote 19 to the Company’s audited financial statements for the fiscal year ended December 31, 2006 included in the Company’s Annual Report on form 10-K filed with the SEC on March 1, 2007.

The fair values of the Company’s employee stock options are estimated at the date of grant using a binomial lattice option-pricing model. This model requires the input of highly subjective assumptions, changes to which can materially affect the fair value estimate. Additionally, there may be other factors, which would otherwise have a significant effect on the fair value of employee stock options granted, but may not be considered by the model. Accordingly, while management believes that this option-pricing model provides a reasonable estimate of fair value, this model may not necessarily provide the best single measure of fair value for the Company’s employee stock options. Expected volatilities are based on historical volatility of the Company’s stock and other factors. The Company uses historical data to estimate option exercise and employee termination within the valuation model. The expected term of options granted is derived from the output of the option valuation model and represents the period of time that options granted are expected to be outstanding.

(6) The Company did not have a non-equity incentive plan in 2006.

(7) Amounts in column (i) include quarterly stock dividends, perquisites, 401(k) Company-matched contributions, ESOP dividends, and life insurance premiums paid on behalf of the Named Executive Officer. Also included is taxable income associated with a retirement gift for Mr. Barry; $148,288 in salary continuation compensation paid to Mr. Larson; $106,250 in consulting fees paid to Mr. Grimm, as well as benefit continuation (COBRA premiums) and a $14,822 forgiveness of an advance on a retention bonus pursuant to Mr. Grimm’s Separation Agreement of July 27, 2006 (see Employment & Consulting Agreements for further information).

Grants of Plan-Based Awards Table

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards
Name (a)	Grant Date (b)	Threshold ($) (c)	Target ($) (d)	Maximum ($) (e)	Threshold (#) (f)	Target (#) (g)	Maximum (#) (h)	All Other Stock Awards:[1] Number of Shares of Stock or Units (#) (i)	All Other Option Awards:[2] Number of Securities Under- lying Options (#) (j)	Exercise or Base Price of Option Awards ($/Sh)[3]		Grant Date Fair Value of Stock and Option Awards[4] (I)
William S. Thomas, Jr.	2/14/06 2/15/06							12,325	9,845	$ $	35.05 35.90	$ $	113,710 442,468
Joyce M. Clinton	3/20/06 3/20/06							5,000	10,000	$ $	33.64 33.64	$ $	105,500 168,200
Donald Lafler	none
Clayton C. Larson	2/15/06			Not Applicable				4,000			$35.90		$143,600
George S. Leis	3/20/06 3/20/06							5,000	10,000	$ $	33.64 33.64	$ $	105,500 168,200
Frederick W. Clough	2/15/06							4,000			$35.90		$143,600
William J. Grimm	2/15/06							4,000			$35.90		$143,600
Donald Barry	1/27/06								1,448		$37.86		$16,724

(1)	Restricted Stock awards vest over a five-year period as follows: 5% on the first anniversary, 10% on the second anniversary, 15% on the third anniversary, 30% on the fourth anniversary, and 40% on the fifth anniversary.

(2)	All Stock Option grants have a 10-year term and vest over a four-year period as follows: 20% on the six-month anniversary, 20% on the one-year anniversary, and 20% on each anniversary thereafter.

Reported in this column for Messrs. Thomas and Barry are 9,845 and 1,448 reload options, respectively, that are the result of tendering stock already owned in payment of the option exercise price of restricted stock awards. The number of shares granted is equal to the number of shares tendered in payment of the option exercise price. Upon Mr. Barry’s retirement, the 1,448 reload options were forfeited.

Restricted stock awards were granted pursuant to the Company’s 2002 Stock Plan. Key employees of the Company have an opportunity to participate in the Company’s 2002 Stock Plan, which was established in January 2002. The Company’s 2002 Stock Plan was approved by our shareholders and authorized 2,666,667 shares (adjusted for 2002 and 2004 stock splits) for granting of non-qualified options and restricted stock. Most grants of employee stock options specify that the option is exercisable in cumulative 20% installments (20% after the first six months and 20% on each anniversary thereafter) and will expire ten years from the date of grant. Prior to the 2002 Stock Plan, equity awards were granted pursuant to the 1992 Amended and Restated Restricted Stock Plan, which allowed for incentive and nonqualified stock options. The 1992 Plan is active only for the exercise of options held by employees. Both plans described in this paragraph have a reload feature.

All options outstanding in these plans were granted with an option price set at 100% of the market value of the Company’s common stock on the date of the grant. In December 2006, the Compensation Committee approved an amendment to the 2002 Stock Plan to revise the definition of “fair market value” on date of grant as the closing stock price instead of using the average of the high and low stock price.

(3)	The exercise price of restricted stock awards and the base price of option awards reflect the closing stock price on the date the stock was granted. The Company previously used the average of the high and low stock price of the fiscal year to establish the exercise price of restricted stock awards and the base price of option awards.

(4)

The amounts in column (l) reflect the grant date fair value of restricted stock and stock options awards as computed in accordance with SFAS 123R. The fair values of the Company’s employee stock options are estimated at the date of grant using a binomial lattice option-pricing model. This model requires the input of highly subjective assumptions, changes to which can materially affect the fair value estimate. Additionally, there may be other factors, which would otherwise have a significant effect on the fair value of employee stock options granted, but may not be considered by the model. Accordingly, while management believes that this option-pricing model provides a reasonable estimate of fair value, this model may not necessarily provide the best single measure of fair value for the Company’s employee stock options. Expected volatilities are based on historical volatility of the Company’s stock and other factors. The Company uses historical data to estimate option exercise and employee termination within the valuation model. The expected term of options granted is derived from the output of the option valuation model and represents the period of time that options granted are expected to be outstanding.

The 4,000 shares of restricted stock awarded to Mr. Grimm on February 15, 2006 were cancelled upon Mr. Grimm’s separation from the Company on July 27, 2006.

Option Exercises & Stock Vested Table

(As of December 31, 2006)

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)(2)	Value Realized on Vesting ($)(3)
William S. Thomas, Jr.	20,532	$374,612	616	$21,865
Joyce M. Clinton	0	0	0	0
Donald M. Lafler	72,481	1,092,617	4,000	130,640
Clayton C. Larson	0	0	200	7,099
George S. Leis	0	0	0	0
Frederick W. Clough	3,000	64,250	150	5,324
William Grimm	23,110	319,645	200	7,099
Donald Barry	13,449	100,164	4,000	133,440

(1) Amounts realized upon exercise of options are calculated by subtracting the exercise price of the options from the fair market value of the underlying securities at exercise. Messrs. Lafler and Barry exercised stock options pursuant to retirement provisions in the 2002 Stock Plan. Mr. Grimm had up to 90 days to exercise any vested stock option following his separation from the Company.

(2) On May 27, 2006, 5% of the restricted shares awarded in 2005 to Messrs. Thomas, Larson, Clough and Grimm vested. The number of shares vested reflects the gross amount of shares, without netting any shares surrendered to pay taxes.

(3) Amounts realized from the vesting of restricted stock are calculated by multiplying the number of shares by the fair market value of $35.495 a share of common stock on the vesting date of May 27, 2006.

Pursuant to retirement provisions in the 2002 Stock Plan, restricted shares awarded to Messrs. Lafler and Barry fully vested. As of vesting date, the closing stock price for Mr. Lafler’s shares was $32.76 on April 14, 2006; and for Mr. Barry’s shares, the closing stock price was $34.52 on May 10, 2006.

Outstanding Equity Awards at December 31, 2006 Table

	Option Awards					Stock Awards
Name(1) (a)	Number of Securities Underlying Unexercised Options (#) Exercisable(2) (b)	Number of Securities Underlying Unexercised Options Unexercisable(3) (c)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (d)	Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested(4) (g)	Market Value of Shares or Units of Stock That Have Not Vested(5) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) N/A (i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) N/A (j)
William S. Thomas, Jr.	— 7,910 3,882 3,920 16,001 2,578 3,036 35,556 17,777 53,333	9,845 — — — 10,665 — — — — —	—	$35.05 37.45 33.98 33.97 28.19 29.69 29.69 15.41 16.99 11.62	2/14/11 12/1/10 6/20/10 6/20/10 4/26/14 3/30/09 3/30/09 1/22/12 8/23/09 7/1/07	11,709 12,325	$393,188 413.874
Joyce M. Clinton	2,000	8,000	—	33.64	3/20/16	5,000	167,900
Donald Lafler	0	0	—	0	—	0	0
Clayton C. Larson	8,000 17,777 17,777	5,333 — —	—	28.19 15.41 16.99	4/26/14 1/22/12 8/23/09	3,800 4,000	127,604 134,320
George S. Leis	2,000	8,000	—	33.64	3/20/16	5,000	167,900
Frederick W. Clough	8,000 20,000 17,777	5,333 — —	—	28.19 15.41 15.77	4/26/14 1/22/12 7/24/11	2,850 4,000	95,703 134,320
William J. Grimm	0	0	—	0	—	0	0
Donald E. Barry	0	0	—	0	—	0	0

(1) As previously disclosed in this proxy statement, Messrs. Lafler, Grimm and Barry are no longer employed by the Company and at fiscal year-end, had no remaining shares of equity awards. Please see “Options Exercises and Stock Vested Tabled” for stock options exercised during 2006, as well as vesting of restricted stock, for these individuals.

(2) Included in this column for Mr. Thomas are reload options, which resulted from his tendering stock already owned in payment of the option exercise price. The number of shares granted is equal to the number of shares tendered in payment of the option exercise price.

(3) All stock option grants have a 10-year term and vest over a four-year period as follows: 20% on the six-month anniversary; 20% on the one-year anniversary; and 20% on each anniversary thereafter.

(4) This column represents restricted stock awards granted in 2005 and/or 2006. Restricted stock vests over a five-year period as follows: 5% on the first anniversary; 10% on the second anniversary; 15% on the third anniversary; 30% on the fourth anniversary; and 40% on the fifth anniversary.

(5) This column represents the market value of unvested restricted shares, which are calculated by multiplying the number of restricted shares by the Company’s closing price of $33.58 on December 29, 2006.

Equity Plans

Key employees of the Company have an opportunity to participate in the Company’s 2002 Stock Plan established in January 2002. Non-qualified options and restricted stock may be granted under this plan. Most grants of employee stock options specify that the option is exercisable in cumulative 20% installments (20% after the first six months and 20% on each anniversary thereafter) and will expire ten years from the date of grant. Prior to the 2002 Stock Plan, equity awards were granted pursuant to the 1992 Amended and Restated Restricted Stock Plan, which allowed for incentive and nonqualified stock options. The 1992 Plan is active only for the exercise of options held by employees. Both plans described in this paragraph have a reload feature.

All options outstanding were granted with an option price set at 100% of the market value of the Company’s common stock on the date of the grant.

Equity Compensation Plans Table

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column(a) (c)
Equity compensation plans approved by security holders	1,865,477	$25.71	1,237,917
Equity compensation plans not approved by security holders	—	—	—
Total	1,865,477	$25.71	1,237,917

(a)	Included in column (a) are unvested stock options granted to directors and employees through current and expired option plans as of December 31, 2006. This amount includes restricted stock granted.

(b)	This is the weighted-average exercise price of all stock options and restricted stock that is outstanding as of December 31, 2006.

(c)	Securities remaining available for future issuance are for the 2005 Directors’ Stock Plan and the 2002 Stock Plan.

Non-Qualified Deferred Compensation Plan

Payouts of deferred compensation under the Company’s DCP are available to Directors and certain executives, and will begin upon retirement, termination of employment, disability or death or previously elected payment date. However, upon a showing of an unforeseeable financial emergency and approval of the Compensation Committee, a participant may be allowed to access funds earlier. Benefits can be received either as a lump-sum payment or in annual installments.

Officers may defer up to 90% of their annual salary and up to 100% of their commission or bonus and can specify allocation amounts in increments of 1%. The Board of Directors may defer up to 100% of their director fees. The deferred amounts are credited with gains and/or losses based upon the participant’s selection of a wide-range of measurement funds, including international, U.S. equity, bond and money market measurement funds. If a Participant does not elect any measurement fund, the account balance is automatically allocated into the lowest-risk measurement fund. The performance of each fund (either positive or negative) is determined on a daily basis based on the manner in which a participant’s account balance has been allocated among the funds.

Participants elect a future date when they would like to receive the distribution, which may or may not occur at termination or retirement. Participants have the option to elect a distribution date that occurs while they are still employed. Taxes are due upon distribution. The Company does not formally fund the DCP, and participants have an unsecured contractual commitment by the Company to pay the amounts due under the DCP. When such payments are due, the cash will be distributed from the Company’s general assets. The Company has purchased Bank-owned life insurance to offset this liability.

Annually, a Participant may elect to defer base salary, bonus, commissions and/or Director Fees in the following minimum amounts for each deferral elected:

Deferral	Minimum Amount
Base Salary, Bonus, Commissions and/or long-term incentive amounts	$5,000 aggregate
Director Fees	$0

A participant may elect to defer up to the following maximum percentages for each deferral elected:

Deferral	Maximum Percentage
Base Salary	90%
Bonus	100%
Commissions	100%
LTIP Amounts	100%
Director Fees	100%

Non-Qualified Deferred Compensation Table

Name (a)	Executive Contributions in Last FY ($) (b)	Registrant Contributions in Last FY ($) (c)	Aggregate Earnings in Last FY ($) (d)	Aggregate Withdrawals/ Distributions(1) ($) (e)	Aggregate Balance at Last FYE(2) ($) (f)
William S. Thomas, Jr.	$10,000	$0	$8,261	$0	$86,628
Joyce M. Clinton	$0	$0	$0	$0	$0
Donald Lafler	$0	$0	$6,202	$54,333	$0
Clayton C. Larson	$100,000	$0	$33,839	$0	$758,698
George S. Leis	$0	$0	$0	$0	$0
Frederick W. Clough	$12,000	$0	$4,193	$0	$58,600
William J. Grimm	$94,423	$0	$42,186	$753,077	$94,423
Donald Barry	$157,326	$0	$28,031	$324,121	$0

(1)	The Company entered into a Separation Agreement with Mr. Grimm, effective July 27, 2006. Under the terms of the Company’s DCP, effective January 1, 2005, Mr. Grimm qualified as a “specified employee” as defined in accordance with Treasury guidance and Regulations related to Code Section 409A. His benefit distribution date was postponed to the last day of the six-month period immediately following his termination with the Company. In January 2007, Mr. Grimm was paid a lump sum distribution.

Mr. Barry retired from the Company on April 28, 2006 and also qualified as a “specified employee.” The full amount of his deferred compensation was $324,121, but he opted for distribution in 20 quarterly payments, the first of which he received in December 2006.

Mr. Lafler retired from the Company on April 14, 2006 and qualified as a “specified employee.” He received a lump sum distribution in December 2006.

(2)	Deferred compensation amounts were previously reported in either the “bonus” or “salary” columns of the Summary Compensation Table for Messrs. Thomas, Larson, Clough, Grimm and Barry, which amounts were disclosed in footnotes.

Change-in-Control Arrangements

The Management Retention Plan is a benefit that provides severance payments to the CEO, the other Named Executive Officers, and other key contributors in the event that their employment is terminated following a change in control. Independent members of the Board of Directors approved the Amended and Restated Management Retention Plan in October 2004. Revisions to the Retention Plan included raising the eligibility thresholds for participation to avoid concentration and dilution of the benefit; eliminating “double dipping” (an employee who is acquired through acquisition and is covered under the terms of similar-type agreement, is not eligible to participate until the terms of the other agreement expire) and revising the term of the severance window period from three years to two years following a change in control.

In order to receive benefits under the Management Retention Plan, the participant must be terminated involuntarily without cause or be constructively terminated within 24 months following a change in control. The amount of severance benefits payable to a participant is an amount equal to a specified percentage multiplied by the person’s average annual compensation (annual cash salary, bonus and commissions payable for each of the three fiscal years ended immediately prior to the termination of the officer’s employment). The severance payment for the CEO is 300% of his average annual compensation; 200% for the other Named Executive Officers and other members of the Leadership Team; 150% for executive vice presidents; and 100% for other key officers.

Change-In-Control Table

William S. Thomas, Jr.(1)	Executive Benefit and Payments Upon Separation (a)	Before Change in Control w/o Cause or for Good Reason (b)		After Change in Control w/o Cause or for Good Reason(5) (c)		Voluntary Termination (d)		Death (d)		Disability (f)		Change in Control (g)
	Severance Pay(2)		$0		$1,875,145		$0		$1,875,145		$1,875,145		$1,875,145
	Stock Option Vesting Acceleration(3) & Restricted Stock Vesting Acceleration(3)	$ $	0 0	$ $	57,538 807,062	$ $	0 0	$ $	57,538 807,062	$ $	57,538 807,062	$ $	57,538 807,062
	Health Care Benefits Continuation(4)		$0		$23,468		$0		$23,468		$23,468		$23,468
	Tax Gross-ups		$0	$			$0	$		$		$
	Total Value		$0		$2,763,213		$0		$2,763,213		$2,763,213		$2,763,213

Joyce M. Clinton	Executive Benefit and Payments Upon Separation (a)	Before Change in Control w/o Cause or for Good Reason (b)		After Change in Control w/o Cause or for Good Reason (c)		Voluntary Termination (d)		Death (d)		Disability (f)		Change in Control (g)
	Severance Pay		$0		$860,000		$0		$860,000		$860,000		$860,000
	Stock Option Vesting Acceleration & Restricted Stock Vesting Acceleration	$ $	0 0	$ $	0 167,900	$ $	0 0	$ $	0 167,900	$ $	0 167,900	$ $	0 167,900
	Health Care Benefits Continuation		$0		$7,912		$0		$7,912		$7,912		$7,912
	Tax Gross-ups		$0		$372,473		$0	$		$			$372,473
	Total Value		$0		$1,408,285		$0	$		$			$1,408,285

Clayton C. Larson	Executive Benefit and Payments Upon Separation (a)	Before Change in Control w/o Cause or for Good Reason (b)		After Change in Control w/o Cause or for Good Reason (c)		Voluntary Termination (d)		Death (d)		Disability (f)		Change in Control (g)
	Severance Pay(6)		$0		$807,428		$0		$807,428		$807,428		$807,428
	Stock Option Vesting Acceleration & Restricted Stock Vesting Acceleration	$ $	0 0	$ $	28,771 261,924	$ $	0 0	$ $	28,771 261,924	$ $	28,771 261,924	$ $	28,771 261,924
	Health Care Benefits Continuation		$0		$24,922		$0		$24,922		$24,922		$24,922
	Tax Gross-ups		$0	$			$0	$		$		$
	Total Value		$0		$1,123,045		$0		$1,123,045		$1,123,045		$1,123,045

George S. Leis	Executive Benefit and Payments Upon Separation (a)	Before Change in Control w/o Cause or for Good Reason (b)		After Change in Control w/o Cause or for Good Reason (c)		Voluntary Termination (d)		Death (d)		Disability (f)		Change in Control (g)
	Severance Pay		$0		$1,000,000		$0		$1,000,000		$1,000,000		$1,000,000
	Stock Option Vesting Acceleration & Restricted Stock Vesting Acceleration	$ $	0 0	$ $	0 167,900	$ $	0 0	$ $	0 167,900	$ $	0 167,900	$ $	0 167,900
	Health Care Benefits Continuation		$0		$10,232		$0		$10,232		$10,232		$10,232
	Tax Gross-ups		$0		$420,755		$0	$		$			$420,755
	Total Value		$0		$1,598,887		$0	$		$			$1,598,887

Frederick W. Clough	Executive Benefit and Payments Upon Separation (a)	Before Change in Control w/o Cause or for Good Reason (b)		After Change in Control w/o Cause or for Good Reason (c)		Voluntary Termination (d)		Death (d)		Disability (f)		Change in Control (g)
	Severance Pay		$0		$582,969		$0		$582,969		$582,969		$582,969
	Stock Option Vesting Acceleration & Restricted Stock Vesting Acceleration	$ $	0 0	$ $	28,771 230,023	$ $	0 0	$ $	28,771 230,023	$ $	28,771 230,023	$ $	28,771 230,023
	Health Care Benefits Continuation		$0		$17,154		$0		$17,154		$17,154		$17,154
	Tax Gross-ups		$0	$			$0	$		$		$
	Total Value		$0		$858,917		$0		$858,917		$858,917		$858,917

Footnotes (2) through (5) apply to all Named Executive Officers.

(1) Severance amounts are based on the average of salary and bonus amounts earned over a three-year period, times 300% for Mr. Thomas as CEO. Upon the appointment of Mr. Thomas’ successor, he will no longer be eligible to participate in the Management Retention Plan.

(2) Severance amounts are based on the average of salary and bonus amounts earned over a three-year period, times 200% for Mr. Larson and Mr. Clough. Ms. Clinton and Mr. Leis have been employed by the Company for less than one year, and their severance amounts are based on their 2006 wages with the Company, annualized and then multiplied by 200%.

(3) Accelerated stock option vesting and restricted stock vesting amounts are based on the Company’s 2006 year-end closing stock price of $33.58 per share.

(4) Health care benefits continuation amounts are based on a 24-month period following a change in control or disability or death of a Named Executive Officer following a change in control. Health care benefits continuation amounts reflected in the tables above are based on the cost of benefit premiums paid by the Company in 2006 times two years. Health care benefits do not continue once a severance plan participant obtains coverage under another employer’s health and/or dental insurance plans or COBRA coverage begins. If the health care continuation benefit is paid in a lump sum, the amount paid will include a cost of living allowance adjustment. If health care benefits are paid by the Company on a monthly basis, the amount paid will be equivalent to the coverage provided for in 2006.

(5) After a change in control, a Named Executive Officer terminated without cause or for Good Reason would receive 100% of the values shown in column (c). Good Reason is defined as the occurrence of any of the following events, without the participant’s expressed written consent:

•	the assignment of duties that are inconsistent with the participant’s position and salary;

•	a significant reduction of the participant’s duties or responsibilities;

•

a reduction of the participant’s base pay and annual cash bonuses or commissions, unless the reduction in such bonuses and commissions results primarily from a proportionate reduction in the bonus and/or commission pool available to employees based on the performance of the Company or the performance of the participant, or a material reduction in the level of employee benefits to which the participant is entitled.

Named Executive Officers are not eligible for severance payments if they voluntarily terminate employment within the 24-month severance window following the change of control date.

(6) Mr. Larson’s severance pay does not include his current salary continuation payment of $148,288 per year. Any change to his salary continuation payment following a change in control would be subject to the terms of his Salary Continuation Agreement described in the Employment & Consulting Agreements section below.

(7) Of the five Named Executive Officers, only Ms. Clinton and Mr. Leis are entitled to a tax gross-up adjustment as they are the only NEOs whose severance pay exceeds the severance pay cap as specified under section 280G of the Internal Revenue Code.

Employment & Consulting Agreements

Employment Agreement with Mr. Thomas

Mr. Thomas announced his plans to retire as President & CEO and entered into an employment agreement with the Company, effective as of October 11, 2006. Mr. Thomas will continue in his current role until his successor is appointed, at which time he will resign as a director of the Company and assume a community relations’ role for the Company. While serving as President & CEO, he receives a monthly salary of $45,833 (the equivalent of $550,000 per year). Mr. Thomas acknowledged and agreed that he would not be considered for bonus compensation during the term of the employment agreement, including any bonus relating to services previously rendered in 2006.

At the time Mr. Thomas’ successor is appointed, Mr. Thomas is entitled to a payment equal to $1,100,000 less the cumulative salary paid to him from the time he entered into this employment agreement and his successor is appointed. Should the Company terminate his employment for cause, or if Mr. Thomas terminates the employment agreement prior to his successor’s appointment, no payment would be due to him. Upon Mr. Thomas’ retirement at the expiration of the term of this Agreement (November 10, 2008), or any earlier termination of his employment by the Company or Mr. Thomas, the Company will provide him with the same or equivalent post-retirement benefits that he would have received had he retired at such time as President & CEO, including participation in the Company’s Key Employee Retirement Health Plan. A timely 8-K was filed with the SEC to report the employment agreement.

Salary Continuation Agreement with Mr. Larson

At the time of our merger with the former Pacific Capital Bancorp Company in December 1998, Mr. Larson had an employment agreement with the company. Under the change-in-control provision, Mr. Larson is entitled to receive monthly payments for a period of 180 months. The $120,000 initial annual payment was adjusted in the first year of payout to reflect changes in the federally determined Cost of Living Index issued by the Bureau of Labor Statistics. Payments are adjusted annually each year to reflect further changes in the Index, using the date of retirement (age 65) as a base line. In the event that Mr. Larson dies before receiving the full amount to which he is entitled, the Company would continue to make payments of the remaining balance to his designated beneficiary. Under the terms of the agreement, payments expire in 2013.

Offer Letter of Employment with Ms. Clinton

Ms. Clinton signed an offer letter of employment with the Company, effective as of March 16, 2006. She received a bi-weekly salary of $9,231 and a sign-on bonus of $50,000, the first $20,000 paid upon hire and an additional $10,000 paid following the completion of six months of employment. Ms. Clinton will earn an additional $10,000 upon completion of 12 months of employment; and another $10,000 upon completion of 18 months of employment. For each year she remains employed with the Company, she is also eligible to receive a retention bonus of $10,000 annually for up to 10 years. Ms. Clinton was reimbursed for travel expenses up to $10,000 and received a nonqualified stock option for 10,000 shares and 5,000 shares of restricted stock approved by the Compensation Committee at its meeting on March 20, 2006. She is also eligible to participant in the Company’s High Performance Incentive Program prorated to her date of hire for fiscal year 2006, and is a participant in the Management Retention Plan (Change in Control) and eligible to participate in the Company’s Deferred Compensation Plan.

Offer Letter of Employment for Mr. Leis

Mr. Leis entered into an offer letter of employment with the Company, effective as of March 13, 2006. He received a bi-weekly salary of $7,692 and a $100,000 sign-on bonus. For each year he remains employed with the Company, he is also eligible to receive a retention bonus of $10,000 annually for up to 10 years. Mr. Leis also received a nonqualified stock option for 10,000 shares and 5,000 shares of restricted stock approved by the Compensation Committee at its meeting on March 20, 2006. Mr. Leis is eligible to participant in the Company’s High Performance Incentive Program prorated to his date of hire for fiscal year 2006, is a participant in the Management Retention Plan (Change in Control) and is eligible to participate in the Company’s Deferred Compensation Plan.

Separation/Consulting Agreement with Mr. Grimm

The Company entered into a Separation Agreement with Mr. Grimm, effective July 27, 2006. Under the terms of the Agreement and for a 12-month period following the effective date of the Agreement, Mr. Grimm receives a gross monthly payment of $21,250 and certain health insurance benefits. He also agreed to make himself available to consult with the Company concerning questions that may arise about information technology projects undertaken or programs installed during his tenure.

2006 Non-employee Director Compensation

Following an analysis of Board compensation practices among the peer group conducted by Clark Consulting, independent compensation consultant, and subsequent recommendation by the Compensation Committee, the Board approved a new annual retainer and compensation package for the non-employee Directors in January 2006, which the Company filed an 8-K disclosing the new compensation structure. Annual compensation for non-employee Directors is comprised of the following components: cash compensation (annual retainer, meeting and committee fees) and equity compensation expense incurred for equity awards in and prior to 2006. The annual equity award was adjusted to a value of $40,000 from $20,000. Meeting attendance fees were eliminated and separate committee retainer fees were implemented. The annual board retainer fee was increased from $20,000 to $30,000. The annual retainer fee for Edward E. Birch, Chairman of the Board and a non-employee director of the Company, remained at $120,000 with no additional compensation for attending Board or committee meetings.

Members who serve on a Board committee receive an annual retainer fee as follows: Audit Committee, $11,000; Compensation Committee, $4,500; Governance & Nominating Committee, $4,500; and Trust Oversight Committee, $2,000. In addition, the chairman of each committee receives an annual retainer fee as follows: Audit Committee Chairman, $15,000; Compensation Committee Chairman, $8,000; Governance & Nominating Committee Chairman, $8,000; and Trust Oversight Committee Chairman, $5,000. Directors are also compensated for travel expenses. The Company does not offer a pension plan to Directors.

Directors’ Deferred Compensation Plan

Non-employee Directors may participate in the Company’s Non-Qualified Deferred Compensation Plan and can elect to defer all or a part of their annual cash retainers and meeting fees. Participants have the option to select from several measurement funds in their deferred compensation account and can specify allocation amounts in increments of 1%. For further information, see the narrative under “Deferred Compensation Plan” within this proxy statement.

2005 Directors Stock Plan

Directors of the Company have an opportunity to participate in the 2005 Directors’ Stock Plan. Prior to May 2005, directors received equity awards pursuant to the terms of the Amended and Restated 1996 Directors Stock Plan, which allowed for awards of nonqualified stock options (with a reload feature) and restricted stock. Options fully vest at six months from grant date and have a five-year term. Restricted stock fully vests one year from date of grant. In May 2005, our shareholders adopted the 2005 Directors Stock Plan, and the Board terminated the 1996 Directors Stock Plan following shareholder approval. The 2005 Directors Stock Plan also allows for awards of stock options (no reload feature) and restricted stock. To date, restricted stock has been granted to non-employee directors, which is 100% vested one year from date of grant. The 1996 Directors Stock Plan is active only for the exercise of options held by directors.

Compensation Committee Interlocks and Insider Participation

No member of our Board’s Compensation Committee has served as one of our officers or employees at any time. None of our executive officers serve as a member of the compensation committee of any other company that has an executive officer serving as a member of our Board of Directors. None of our executive officers serve as a member of the board of directors of any other company that has an executive officer serving as a member of our Board’s Compensation Committee.

Director Compensation Table

Name(1) (a)	Fees Earned or Paid in Cash ($) (b)	Stock Awards ($)(2) (c)	Option Awards ($)(3) (d)	Non-Equity Incentive Plan Compensation ($) (e)	Change in Pension Value and Over Market Nonqualified Deferred Compensation Earnings (f)	All Other Compensation ($)(4) (g)	Total ($) (h)
Edward E. Birch	$120,000	$40,099	$0	N/A	$0	$896	$160,905
Richard M. Davis	47,421	40,099	57,125	N/A	0	896	145,451
Richard S. Hambleton, Jr.	38,460	40,099	0	N/A	0	896	79,365
Roger C. Knopf	55,960	40,099	0	N/A	0	896	96,865
Robert W. Kummer, Jr.	43,167	40,099	0	N/A	0	896	84,072
John R. Mackall	40,087	40,099	0	N/A	0	896	80,992
Gerald T. McCullough	34,001	40,099	0	N/A	0	896	74,906
Richard A. Nightingale	60,085	40,099	0	N/A	0	896	100,990
Kathy J. Odell	48,501	40,099	0	N/A	0	896	89,406
D. Vernon Horton Employee director	107,428	24,078	1,000	N/A	0	189,271	321,777

(1) Williams S. Thomas, Jr., the Company’s President & Chief Executive Officer, and Clayton C. Larson, Vice Chairman of the Board, are executive officers and employee Directors, and their compensation is shown in the Summary Compensation Table. Employee directors receive no compensation from the Company for their services as Directors. Compensation shown for Mr. Horton represents his salary as an employee of the Company. He also serves as a Director of the Company.

(2) The amount reflected in this column represents the compensation expense associated with a restricted stock grant of 1,114 shares to each non-employee Director, based on the fair market price of $35.90 per share of Company stock on February 15, 2006. Independent Directors of the Compensation Committee at its February 15, 2006 meeting approved the award and recommended it to the full Board for their approval. This column also includes compensation expense associated with a 2005 restricted stock grant of 730 shares on April 25, 2005, based on the fair market price of $27.83 per share of Company stock. As of December 31, 2006, each non-employee Director held a total of 1,114 shares of outstanding restricted stock. For Mr. Horton, the compensation expense in the column is associated with a 2006 restricted stock grant of 1,000 shares on February 15, 2006, based on the fair market price of $35.90 per share. It also includes a restricted stock grant of 2,000 shares on May 27, 2005, based on the fair market price of $33.48 per share. At year-end, he had 2,900 outstanding restricted shares.

Restricted stock granted to non-employee Directors vests at the end of one year. Compensation expense for restricted stock is measured based on the closing price of the stock on the day of the grant and is recognized over the vesting period. Mr. Horton’s restricted stock grant was made pursuant to the 2002 Stock Plan and vests over a five-year period as follows: 5% on the first anniversary; 10% on the second anniversary; 15% on the third anniversary; 30% on the fourth anniversary; and 40% on the fifth anniversary.

(3) No stock options were granted in 2006. As of December 31, 2006, each Director held the following number of outstanding stock options: Dr. Birch, 28,759; Mr. Davis, 5,033; Mr. Hambleton, 11,999; Mr. Knopf, 49,797; Mr. Kummer, 6,666; Mr. Mackall, 7,999; Mr. McCullough, 6,666; Mr. Nightingale, 6,666; Ms. Odell, 6,666 and Mr. Horton, 48,887. The amounts included in column (d) reflect compensation costs incurred by the Company in fiscal year 2006 for option awards made in prior years.

(4) This column reflects quarterly dividends earned on outstanding restricted stock. In addition, the amount shown for Mr. Horton includes salary continuation payments of $154,468 pursuant to an employment agreement in place at the time of the Company’s merger with “old” Pacific Capital Bancorp in December 1998. Other amounts for him include 401(k) Company matched contributions and dividends earned; ESOP quarterly dividends; and insurance premiums paid for his benefit.

Other Information

Beneficial Ownership Table

The table below shows the number of shares of our common stock beneficially owned as of February 23, 2007 by (a) each of our Directors and our nominee for Director; (b) our Named Executive Officers; and (c) our Directors and Named Executive Officers as a group. The table also shows persons known to us who own more than 5% of our common stock as of February 23, 2007.

Name	Number of Shares Owned(1)	Right to Acquire Shares(2)	Percent of Outstanding Shares(3)
Prudential Bank & Trust, FSB, Trustee of the Pacific Capital Bancorp Employee Stock Ownership Plan (ESOP) and the 401(k) Plan(4)	1,781,977	—	4%
Earnest Partners LLC 75 Fourteenth Street, Suite 2300 Atlanta, GA 30309	3,799,699	—	8%
Edward E. Birch(5)	41,920	23,426	*
Joyce M. Clinton	5,000	4,000	*
Frederick W. Clough(4)	7,921	48,443	*
Richard M. Davis(5)	9,477	5,033	*
Richard S. Hambleton, Jr.(7)	9,168	6,666	*
D. Vernon Horton(4,5,6)	146,194	46,220	*
Roger C. Knopf(1,5,8)	407,447	44,464	*
Robert W. Kummer, Jr.(5,6,9)	6,912	6,666	*
Clayton C. Larson(1,4,5,6,10)	267,455	46,220	*
George S. Leis	5,000	4,000	*
John R. Mackall(6)	31,844	7,999	*
Lee E. Mikles	0	0	*
Gerald T. McCullough(5)	135,158	6,666	*
Richard A. Nightingale(6,11)	18,157	6,666	*
Kathy J. Odell(12)	6,744	6,666	*
William S. Thomas, Jr.(1,4,5)	184,828	153,838
Directors and Executive Officers as a Group (25 persons)	1,331,487	523,484	4%

(1)	Totals for Messrs. Knopf, Larson, McCullough, and Thomas include shares held in a brokerage account that may be pledged from time to time. Hedging, pledging, hypothecating, or using stock in any manner in which an insider might lose control over the timing of a sale is prohibited by Company policy, unless such person has obtained prior approval. The Directors notified the Board of the margin accounts, and the Board acknowledged and ratified the margin accounts.

(2)	This column includes exercisable stock options within 60 days following Record Date, February 23, 2007.

(3)	Percentages are stated to include exercisable stock options, and the asterisk represents less than 1% of outstanding shares.

(4)

Included in the total for Prudential Bank & Trust are ESOP and 401(k) shares held by Named Executive Officers listed in this chart, which are not included in the officers’ shares to avoid duplication. Mr. Thomas has 4,570 shares in his ESOP account; Mr. Clough, 546; Mr. Horton, 28,057; and Mr. Larson, 27,614. Pursuant to terms in the ESOP, Ms. Clinton and Mr. Leis must complete 12 months of employment before being eligible to receive shares. Mr. Clough also has 5,198 shares in his 401(k) account, and Mr. Leis has 74 shares in his 401(k) account.

(5)	Includes shares held in a trust account.

(6)	Includes shares held in an IRA account.

(7)	Mr. Hambleton’s total includes 533 shares held by his spouse.

(8)	Mr. Knopf’s total includes 6,560 shares held as custodian for minors.

(9)	Mr. Kummer’s total Includes 170 shares held by spouse and 730 shares held as custodian for a minor.

(10)	Mr. Larson’s total includes 2,186 shares held by spouse.

(11)	Mr. Nightingale’s total includes 5,333 shares owned by a family trust in which he is the trustee and has voting power for the shares.

(12)	Ms. Odell’s total includes 2,042 shares held jointly with spouse.

Section 16(a) Beneficial Ownership Reporting

Section 16(a) of the Exchange Act requires our officers and directors to file reports of ownership and changes of ownership with the SEC. Our officers and directors are required by SEC regulation to furnish us with copies of all Section 16(a) forms so filed. As a matter of practice, our administrative staff assists our executive officers and directors in preparing initial ownership reports and reporting ownership changes, and typically files these reports on their behalf.

Based on review of copies of reports furnished to us and written representations that no other reports were required during the fiscal year ended December 31, 2006, all Section 16(a) filing requirements applicable to officers, directors and greater than 10% beneficial owners were filed timely, with the exception of the following reports:

•	Mr. Donald Toussaint, an officer, rebalanced his 401(k) account and sold 3,934 shares of Company stock in June 2006. A Form 5 was filed to report the transaction on March 6, 2007.

•	Mr. Michael Volberding and Ms. Carol Zepke, officers, were awarded 5,000 and 2,500 stock options, respectively, on July 24, 2006, and Form 5s were filed on January 8, 2007 to report the shares.

•	Mr. Donald Lafler, a former officer, exercised 1,712 stock options on February 3, 2006, and a Form 4 was filed on February 14, 2006 to report the transaction.

•	Mr. William Grimm, a former officer, filed a Form 4 on August 7, 2006 to report 72 shares withheld as taxes from 200 shares of restricted stock, which vested on May 27, 2007.

Certain Business Relationships

Some of our directors and the companies with which they are associated are our customers, and we expect to have banking transactions with them in the future. In our opinion, all loans and commitments to lend were made in the ordinary course of our business and were in compliance with applicable laws. Terms, including interest rates and collateral, were substantially the same as those prevailing for comparable transactions with other persons of similar creditworthiness. In our opinion, these transactions did not involve more than a normal risk of collectability or present other unfavorable features. We have a very strong policy regarding review of the adequacy and fairness of the Bank’s loans to its directors and officers.

Mr. Mackall is a partner in the law firm of Seed Mackall LLP, which has provided, and continues to provide, legal services to the Company. These services include representing the Company in real estate leasing matters and litigation. In 2006, Seed Mackall LLP received payments of $264,811, which exceeded 5% of his firm’s gross revenues. Additionally, the firm provides legal services to estates of which the Bank is an executor, and trusts of which the Bank is a Trustee. These legal services are not provided directly to the Bank, but rather to estates or trusts in which the Bank has a fiduciary role. The fees and costs billed by Seed Mackall LLP for these services to estates and trusts are excluded for purposes of determining the 5% threshold.

Submission of Director Candidates by Shareholders

Shareholders who wish to nominate a candidate for consideration by our Board of Directors must comply with the procedures outlined herein. The Governance & Nominating Committee will evaluate qualified candidates in the same manner as nominees submitted by the Board.

Authority to Make Nominations. Pursuant to our Bylaws, nominations for directors may be made by the Board of Directors or by any holder of record of any outstanding class of capital stock of the Company entitled to vote for the election of directors.

Nomination Procedure. Shareholder nominations for directors must be made in writing and delivered or mailed to Carol Zepke, Senior Vice President & Corporate Secretary, 1021 Anacapa Street, Santa Barbara, CA 93101, not less than 14 days nor more than 50 days prior to the scheduled date of the 2007 Annual Meeting, which we anticipate to be held on April 22, 2008. If the Company should give less than a 21-day notice of the meeting to shareholders, however, nominations should be delivered to the Corporate Secretary no later than the close of business on the seventh day following the notice to shareholders.

Any shareholder nomination must be accompanied by a written statement signed and acknowledged by the nominee consenting to his or her nomination and agreeing to serve as director if elected, and must contain the following information, to the extent known to the nominating shareholder:

1.	The name and address of each proposed nominee;
2.	The total number of shares of capital stock of the Company expected to be voted for each proposed nominee;
3.	The principal occupation of each proposed nominee;
4.	The name and residence address of the nominating shareholder; and
5.	The number of shares of capital stock of the Company owned by the nominating shareholder.

Selection Process. In filling vacancies on the Board of Directors, the Governance & Nominating Committee identifies, investigates and recommends prospective directors to the Board with the goal of creating a balance of knowledge, experience and diversity. The criteria and qualifications of nominees are based upon the needs of the Company at the time the nominees are considered. A candidate must possess the ability to apply good business judgment and must be in a position to properly exercise his or her duties of loyalty and care. Candidates should also exhibit proven leadership capabilities, high integrity and experience with a high level of responsibilities within their chosen fields. Each nominee is considered under the same criteria and qualifications regardless of the nominee’s sponsor. They should be committed to enhancing shareholder value and should have sufficient time to effectively carry out their duties. Their service on other boards of public companies should be limited to a reasonable number.

Other Business Matters

We have received no notice of any other items submitted for consideration at the Meeting and except for reports of operations and activities by management, which are for informational purposes only and require no action of approval or disapproval, management neither knows of nor contemplates any other business that will be presented for action by the shareholders at the Meeting. If any further business is properly presented at the annual meeting, the persons named as proxies will act in their discretion on behalf of the shareholders they represent.

Consideration of Other Shareholder Proposals

If you would like to submit a proposal on any other matter for us to include in the proxy statement for our 2008 Annual Meeting, you must submit your proposal in writing, and it must be timely delivered to the Corporate Secretary at 1021 Anacapa Street, Santa Barbara, CA 93101. Your proposal must be a proper matter for shareholder action and must also comply with applicable rules and regulations promulgated by the SEC, including Rule 14a-8 of the Exchange Act, and California law.

To be timely delivered, your proposal must be delivered to the Corporate Secretary of the Company by December 12, 2007.

Additional Proxy Material

A copy of our 2006 Annual Report and Form 10-K are being mailed with this proxy statement and proxy card to each shareholder of record. If you do not receive a copy of the Annual Report and Form 10-K, you may obtain one without charge by sending a request to: Carol Zepke, Vice President & Corporate Secretary; Pacific Capital Bancorp, 1021 Anacapa Street, Santa Barbara, CA 93101. Our proxy materials are also accessible through our web site at www.pcbancorp.com under the Investor Relations link.

No Incorporation By Reference Of Certain Portions Of This Proxy Statement

Notwithstanding anything to the contrary set forth in any of our previous filings made under the Securities Act of 1933, as amended, or the Exchange Act that might incorporate future filings made by us under those statutes, neither the Audit Committee Report nor the Compensation Committee Report is to be incorporated by reference into any such prior filings, nor is such report to be incorporated by reference into any future filings made by us under those statutes.

DIRECTION CARD

Annual Meeting of Shareholders - April 24, 2007

This Proxy is Solicited by the Board of Directors of the Company

Pacific Capital Bancorp Incentive & Investment and Salary Savings Plan and

Pacific Capital Bancorp Employee Stock Ownership Plan

To: Prudential Bank & Trust, FSB, Trustee

You are hereby directed to vote, with respect to the proposals listed on the other side of this Direction Card, the number of shares of Pacific Capital Bancorp Common Stock held for my account in the Pacific Capital Bancorp Incentive & Investment and Salary Savings Plan and/or the Employee Stock Ownership Plan (the “Plans”) at the Annual Meeting of Shareholders of Pacific Capital Bancorp to be held on April 24, 2007, or any adjournment thereof, as follows:

To vote in accordance with the Board of Directors’ recommendations, check the boxes FOR each proposal listed on the other side, then sign, date and return this card by April 19, 2007. If you do not properly vote by that date, the Trustee for the Plans will vote your shares in favor of management’s recommendations.

(Continued and to be marked, dated and signed, on the other side)

Address Change/Comments (Mark the corresponding box on the reverse side)

Ù FOLD AND DETACH HERE Ù

Please Mark Here for Address Change or Comments	☐
SEE REVERSE SIDE

1. Election of Directors Nominees:	01 Edward E. Birch 02 Richard S. Hambleton, Jr. 03 D. Vernon Horton 04 Roger C. Knopf	05 Robert W. Kummer, Jr. 06 Clayton C. Larson 07 John R. Mackall 08 Lee E. Mikles	09 Gerald T. McCullough 10 Richard A. Nightingale 11 Kathy J. Odell 12 William S. Thomas, Jr.	ITEM 2. Ratification of Ernst & Young LLP as independent certified public accountants	FOR	AGAINST	ABSTAIN

	FOR	WITHHELD FOR ALL			☐	☐	☐

	☐	☐

Withheld for the nominees you list to the right: (Write that Nominee’s name in the space provided to the right.)

Signature	Signature	Date

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Ù    FOLD AND DETACH HERE    Ù

WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING,

BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.

Internet and telephone voting are available through 11:59 PM Eastern Time on April 19, 2007

Your Internet or telephone vote authorizes the trustee to vote your shares in the same manner as if you marked, signed and returned your direction card.

INTERNET		TELEPHONE

http://www.proxyvoting.com/pcbc-pru		1-866-540-5760

Use the internet to vote. Have your direction card in hand when you access the web site.	OR	Use any touch-tone telephone to vote. Have your direction card in hand when you call.

If you vote by Internet or by telephone, you do NOT need to mail back your direction card.

To vote by mail, mark, sign and date your direction card and return it in the enclosed postage-paid envelope.

PROXY

Annual Meeting of Shareholders - April 24, 2007

This Proxy is Solicited by the Board of Directors of the Company

The undersigned hereby appoints William S. Thomas, Jr. and Carol M. Zepke, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Pacific Capital Bancorp Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Shareholders of the company to be held April 24, 2007 or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Meeting.

(Continued and to be marked, dated and signed, on the other side)

Address Change/Comments ( Mark the corresponding box on the reverse side)

Ù FOLD AND DETACH HERE Ù

You can now access your PACIFIC CAPITAL BANCORP account online.

Access your Pacific Capital Bancorp shareholder account online via Investor ServiceDirect®(ISD).

Mellon Investor Services LLC, Transfer Agent for Pacific Capital Bancorp, now makes it easy and convenient to get current information on your shareholder account.

• View account status	• View payment history for dividends
• View certificate history	• Make address changes
• View book-entry information	• Obtain a duplicate 1099 tax form
• Establish/change your PIN

Visit us on the web at http://www.melloninvestor.com

For Technical Assistance Call 1-877-978-7778 between 9am-7pm

Monday-Friday Eastern Time

Investor ServiceDirect® is a registered trademark of Mellon Investor Services LLC

***TRY IT OUT ***

www.melloninvestor.com/isd/

Investor Service Direct®

Available 24 hours per day, 7 days per week

TOLL FREE NUMBER:	1-800-370-1163

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” THE PROPOSALS.	Please Mark Here for Address Change or Comments	☐
SEE REVERSE SIDE

ITEM 1. Election of Directors Nominees:	01 Edward E. Birch 02 Richard S. Hambleton, Jr. 03 D. Vernon Horton 04 Roger C. Knopf	05 Robert W. Kummer, Jr. 06 Clayton C. Larson 07 John R. Mackall 08 Lee E. Mikles	09 Gerald T. McCullough 10 Richard A. Nightingale 11 Kathy J. Odell 12 William S. Thomas, Jr.	ITEM 2. Ratification of selection of Ernst & Young LLP as independent certified public accountants	FOR	AGAINST	ABSTAIN

	FOR	WITHHELD FOR ALL			☐	☐	☐

	☐	☐

Withheld for the nominees you list to the right:
(Write that Nominee’s name in the space provided to the right.)

Signature	Signature	Date

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Ù    FOLD AND DETACH HERE    Ù

WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING, BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.

Internet and telephone voting are available through 11:59 PM Eastern Time the day prior to annual meeting day (Monday, April 23, 2007).

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET		TELEPHONE
http://www.proxyvoting.com/pcbc	OR	1-866-540-5760
Use the internet to vote. Have your proxy card in hand when you access the web site.		Use any touch-tone telephone to vote. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card. To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.melloninvestor.com/isd where step-by-step instructions will prompt you through enrollment.